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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                                 by and between

                                PCI Holding Corp.
                             a Delaware corporation,

                                       and

                               CHEMED CORPORATION
                             a Delaware corporation

                             Dated as of May 8, 2002

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                               TABLE OF CONTENTS

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SECTION 1. SALE AND PURCHASE OF STOCK ........................................     1
     1.1    SALE AND PURCHASE OF THE ACQUIRED STOCK ..........................     1
     1.2    PURCHASE PRICE ...................................................     1
     1.3    PAYMENT OF PURCHASE PRICE; ESCROW ................................     1
     1.4    POST-CLOSING PURCHASE PRICE ADJUSTMENT ...........................     2
SECTION 2. CLOSING ...........................................................     4
     2.1    GENERAL ..........................................................     4
     2.2    CLOSING TRANSACTIONS .............................................     4
SECTION 3. SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER ...............     4
     3.1    ORGANIZATION AND CORPORATE POWER .................................     4
     3.2    AUTHORIZATION OF TRANSACTIONS ....................................     5
     3.3    CAPITALIZATION ...................................................     6
     3.4    ABSENCE OF CONFLICTS .............................................     6
     3.5    FINANCIAL STATEMENTS AND RELATED MATTERS .........................     7
     3.6    ABSENCE OF CERTAIN DEVELOPMENTS ..................................     7
     3.7    TAXES ............................................................     8
     3.8    PROPRIETARY RIGHTS ...............................................     9
     3.9    LITIGATION; PROCEEDINGS ..........................................    10
     3.10   BROKERS ..........................................................    11
     3.11   GOVERNMENTAL LICENSES AND PERMITS; SURVEYS .......................    11
     3.12   EMPLOYEES ........................................................    12
     3.13   EMPLOYEE BENEFIT MATTERS .........................................    12
     3.14   INSURANCE ........................................................    14
     3.15   OFFICERS AND DIRECTORS; BANK ACCOUNTS ............................    15
     3.16   COMPLIANCE WITH LAWS .............................................    15
     3.17   ENVIRONMENTAL MATTERS ............................................    15
     3.18   CONTRACTS ........................................................    16
     3.19   ABSENCE OF UNDISCLOSED LIABILITIES ...............................    18
     3.20   REAL PROPERTY ....................................................    18
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     3.21   AFFILIATE TRANSACTIONS ...........................................   18
     3.22   TANGIBLE PERSONAL PROPERTY .......................................   19
     3.23   MEDICARE, MEDICAID ...............................................   19
     3.24   COMPLIANCE WITH HEALTHCARE LAWS ..................................   21
     3.25   HIPAA ............................................................   22
     3.26   ACCOUNTS RECEIVABLE ..............................................   22
     3.27   LITIGATION ACCRUAL ...............................................   22
     3.28   DISCLOSURE .......................................................   22
SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER .......................   23
     4.1    ORGANIZATION AND CORPORATE POWER .................................   23
     4.2    AUTHORIZATION OF TRANSACTION .....................................   23
     4.3    NO VIOLATION .....................................................   23
     4.4    GOVERNMENTAL AUTHORITIES AND CONSENTS ............................   23
     4.5    LITIGATION .......................................................   23
     4.6    BROKERS ..........................................................   24
SECTION 5. PRE-CLOSING COVENANTS OF SELLER ...................................   24
     5.1    AFFIRMATIVE COVENANTS OF SELLER ..................................   24
     5.2    NEGATIVE COVENANTS OF SELLER .....................................   25
     5.3    RESERVED .........................................................   27
     5.4    ACCESS ...........................................................   27
     5.5    CONDITIONS .......................................................   27
     5.6    COVENANTS COVERING COMPETING TRANSACTIONS FOR THE ACQUIRED
            COMPANIES; RELATED MATTERS  ......................................   27
     5.7    INTERCOMPANY ACCOUNTS ............................................   28
     5.8    HART-SCOTT-RODINO ACT AND OTHER RELATED GOVERNMENTAL APPROVALS ...   28
SECTION 6. PRE-CLOSING COVENANTS OF PURCHASER ................................   29
     6.1    COVENANTS OF PURCHASER ...........................................   29
SECTION 7. CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE ....................   29
     7.1    ACCURACY OF REPRESENTATIONS AND WARRANTIES .......................   29
     7.2    PERFORMANCE ......................................................   29
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                                   (continued)
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     7.3     NO MATERIAL ADVERSE CHANGE ......................................   30
     7.4     REQUIRED APPROVALS ..............................................   30
     7.5     NO INJUNCTION ...................................................   30
     7.6     CLOSING DELIVERABLES ............................................   30
     7.7     FINANCING .......................................................   31
     7.8     NEW JERSEY PROPERTIES ...........................................   31
     7.9     DUE DILIGENCE ...................................................   32
     7.10    PRIORITY CARE SETTLEMENT ........................................   32
     7.11    BENEFIT PLAN ....................................................   32
SECTION 8.  CONDITIONS TO OBLIGATION OF SELLER TO CLOSE ......................   32
     8.1     ACCURACY OF REPRESENTATIONS AND WARRANTIES ......................   32
     8.2     PERFORMANCE .....................................................   32
     8.3     REQUIRED APPROVALS ..............................................   32
     8.4     NO INJUNCTION ...................................................   32
     8.5     CLOSING DELIVERABLES ............................................   32
     8.6     NO MATERIAL ADVERSE CHANGE ......................................   33
SECTION 9.  TERMINATION OF AGREEMENT .........................................   33
     9.1     RIGHT TO TERMINATE AGREEMENT ....................................   33
     9.2     EFFECT OF TERMINATION ...........................................   34
SECTION 10. INDEMNIFICATION RELATED MATTERS; TAXES ...........................   35
     10.1    EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS .........   35
     10.2    INDEMNIFICATION BY SELLER .......................................   35
     10.3    TAX MATTERS .....................................................   38
     10.4    THIRD PARTY REIMBURSEMENT .......................................   41
SECTION 11. SECTION 11. ADDITIONAL COVENANTS .................................   42
     11.1    COVENANT OF SELLER NOT TO COMPETE: NONSOLICITATION ..............   42
     11.2    CONFIDENTIALITY .................................................   42
     11.3    INSURANCE .......................................................   43
     11.4    RESERVED ........................................................   43
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     11.5    BONUSES .........................................................   43
     11.6    CAFETERIA PLAN ..................................................   43
     11.7    DIVISIBILITY ....................................................   43
SECTION 12. SECTION 12. MISCELLANEOUS PROVISIONS .............................   44
     12.1    TIME OF ESSENCE .................................................   44
     12.2    COMPLIANCE WITH LAWS ............................................   44
     12.3    PUBLICITY .......................................................   44
     12.4    ACCESS OF SELLER TO BOOKS AND RECORDS ...........................   44
     12.5    EXPENSES ........................................................   44
     12.6    GOVERNING LAW ...................................................   44
     12.7    NOTICES .........................................................   44
     12.8    TABLE OF CONTENTS AND HEADINGS ..................................   45
     12.9    ASSIGNMENT ......................................................   45
     12.10   PARTIES IN INTEREST .............................................   45
     12.11   SEVERABILITY ....................................................   45
     12.12   ENTIRE AGREEMENT ................................................   46
     12.13   WAIVER ..........................................................   46
     12.14   AMENDMENTS ......................................................   46
     12.15   INTERPRETATION OF AGREEMENT .....................................   46
     12.16   COUNTERPARTS ....................................................   46

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

                            STOCK PURCHASE AGREEMENT

              THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is entered into as of May 8, 2002, by and between PCI Holding Corp., a Delaware corporation ("PURCHASER"), and Chemed Corporation, a Delaware corporation ("SELLER"). Certain capitalized terms used in this Agreement are defined on EXHIBIT A.

                                    RECITALS

         A. Seller, through its subsidiaries listed on the ACQUIRED COMPANIES SCHEDULE, is engaged in the business of permanent placement and temporary staffing of nursing personnel and the direct delivery of home health care services.

         B. Seller, either directly or through a wholly owned subsidiary, owns 100% of the issued and outstanding Capital Stock of each of the companies listed on the ACQUIRED COMPANIES SCHEDULE (collectively, the "ACQUIRED COMPANIES").

         C. Purchaser wishes to purchase all of the Capital Stock of the ACQUIRED COMPANIES (the "ACQUIRED STOCK") from Seller on the terms and subject to the conditions set forth in this Agreement, and Seller wishes to sell to Purchaser on the terms and subject to the conditions set forth in this Agreement, all of the Acquired Stock.

                                    AGREEMENT

              NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, and covenants, which are to be made and performed by the respective parties, Purchaser and Seller hereby agree as follows:

SECTION 1.    SALE AND PURCHASE OF STOCK

         1.1 SALE AND PURCHASE OF THE ACQUIRED STOCK. At the Closing (as defined in Section 2.1 hereof), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the issued and outstanding Acquired Stock in accordance with this Agreement.

         1.2 PURCHASE PRICE. The purchase price payable by Purchaser for the Acquired Stock (the "PURCHASE PRICE") shall be Seventy Million Dollars ($70,000,000.00), which shall be subject to adjustment as set forth herein.

         1.3  PAYMENT OF PURCHASE PRICE; ESCROW. At the Closing, Purchaser shall
(a) pay to Seller an amount equal to the Purchase Price minus the sum of the Indemnity Escrow Amount (as defined below), and (b) deposit with the Escrow Agent $5,000,000.00 to be used to satisfy any liabilities governed by Section
10.4 (the "Indemnity Escrow Amount"). The Indemnity Escrow Amount shall be held by the Escrow Agent in accordance with the terms of an Indemnity Escrow Agreement, providing for a release of $2,500,000 less the sum of (i) any pending claims and (ii) any disbursements from the Indemnity Escrow Amount by Escrow Agent on the one (1) year

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anniversary of the Closing Date and a release of the balance of the Indemnity
Escrow Amount together with interest thereon (net of pending claims) on the second (2nd) anniversary of the Closing Date. The parties agree to share all fees and costs of the Escrow Agent. Any payment received by Purchaser from the Escrow Agent shall be reflected on the Closing Date Balance Sheet as satisfying the associated liability

      1.4   POST-CLOSING PURCHASE PRICE ADJUSTMENT.

            (a) CLOSING DATE BALANCE SHEET; CALCULATION OF THE NET WORKING CAPITAL ADJUSTMENT. Within forty-five (45) days following the Closing Date, Purchaser shall cause the Acquired Companies to prepare and deliver to Seller the Closing Date Balance Sheet, which will reflect the Initial Net Working Capital. One hundred eighty (180) days following the Closing Date (the "REALIZATION DATE"), Purchaser shall cause the Acquired Companies to prepare and deliver to Seller a calculation of the Net Working Capital Adjustment, if any. Following the Closing and until such time as any dispute arising under Section 1.4(b) is finally resolved, each of Purchaser and Seller shall provide the other party and any independent auditors of such other party with access at all reasonable times to the properties, books, records, work papers (including those of the parties' respective accountants, subject to customary limitations) and personnel of the other for purposes of preparing and reviewing the Closing Date Balance Sheet, the Adjusted Net Working Capital, and the Net Working Capital Adjustment and for the matters contemplated by this Section 1.4.

            (b) DISPUTES. Seller shall have thirty (30) days after delivery to it by Purchaser of each of the Closing Date Balance Sheet and the Net Working Capital Adjustment during which to notify Purchaser of any good faith dispute of any item contained in the Closing Date Balance Sheet or the Net Working Capital Adjustment, which notice shall set forth in reasonable detail the basis for such dispute. In the event that Seller shall so notify Purchaser of any such dispute on or before the last day of such 30-day period, Purchaser and Seller and their respective accountants shall negotiate in good faith to resolve such dispute as promptly as possible. If Purchaser and Seller and their respective accountants are unable to resolve any such dispute within 30 days of Seller's delivery of such notice (the "Negotiation Period"), such dispute shall be resolved by a nationally recognized accounting firm selected by mutual agreement (the "INDEPENDENT ACCOUNTING FIRM"), which shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine in a manner consistent with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation requires adjustment; PROVIDED, HOWEVER, the parties shall endeavor to have the Independent Accounting Firm conduct a single review of the matters specified in this paragraph (b) in the event there is, or it is reasonably likely that there will be, a dispute concerning the Closing Date Balance Sheet, and the Net Working Capital Adjustment. If Seller and Purchaser cannot agree on the identity of the Independent Accounting Firm within ten (10) working days of the end of the Negotiation Period, Seller and Purchaser shall each, within fifteen (15) working days of the end of the Negotiation Period, submit to their respective accountants the name of an accounting firm

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which does not at the time provide services to the Acquired Companies, Seller, or Purchaser or any of their Affiliates, and the Independent Accounting Firm shall be selected from these two firms by the respective accountants of the parties. If Purchaser or Seller shall fail to submit the name of an accounting firm prior to the end of such fifteen (15) working day period, then the accounting firm named by the other party shall automatically become the Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated by the Independent Accounting Firm to Seller and Purchaser in direct proportion to the positive or negative differential between the Independent Accounting Firm's final determination of the Closing Date Balance Sheet and Net Working Capital Adjustment and the determinations of such items by each respective party. The Closing Date Balance Sheet and the Net Working Capital Adjustment calculation, as modified by resolution of any disputes, if any, by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed final and binding on the parties on the earliest of: (i) the failure of Seller to notify Purchaser of a dispute within 30 days after the delivery of the Net Working Capital Adjustment calculation to Seller; (ii) the resolution of any disputes regarding the Net Working Capital calculation by Purchaser and Seller and their respective accountants; and (iii) the resolution of any dispute regarding the Net Working Capital Adjustment pursuant to this Section by the Independent Accounting Firm (the "DETERMINATION DATE").

         (c) PAYMENT AND ASSIGNMENT. (i) If (i) the Net Working Capital Adjustment is greater than zero or (ii) the Initial Net Working Capital is less than $26,922,306 then within five (5) business days after the Determination Date, Seller shall pay to Purchaser an amount equal to the greater of (iii) the Net Working Capital Adjustment or (iv) the positive difference between $26,922,306 and the Initial Net Working Capital, together with interest thereon at the applicable federal rate, calculated from the Closing Date to the date of payment. If the Initial Net Working Capital is more than $26,922,306, then within five (5) business days after the Determination Date, Purchaser shall pay to Seller an amount equal to the positive difference between the Initial Net Working Capital and $26,922,306, together with interest thereon at the applicable federal rate, calculated from the Closing Date to the date of payment.

             (ii) If any amount of the accounts receivable total line item listed on the Closing Date Balance Sheet (net of reserves) remains unpaid on the Realization Date, such unpaid amount shall at Purchaser's option be either assigned, as of the Realization Date or the Determination Date, whichever is later, by Purchaser or the Acquired Companies, as applicable, to Seller or retained by Purchaser for collection on behalf of the Seller. Prior to assignment of such account receivable items, Purchaser agrees to use reasonable collection efforts consistent with past practices. In connection with any such assignment, Purchaser or the Acquired Companies, as applicable, shall promptly execute all documents, agreements and certificates that are necessary to effect any such assignment to Seller.

         (d) Purchaser agrees to return any sums received by Purchaser from any Governmental Program (as defined below) which payment relates to the pending claims and appeals for certain Medicare cost reports set forth on the MEDICARE AND MEDICAID COST REPORT SCHEDULE attached hereto. Seller and the Acquired

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Companies agree that except as set forth in the Disclosure Schedule as to open cost reports under Section 3.23(a), no cost reports will be reopened without Purchaser's consent. The parties agree that (i) Purchaser shall have no responsibility to collect such items or pursue such appeals; (ii) no compromise or settlement of any such cost report or appeal which will affect any services rendered or cost report filed after the Closing shall be made without Purchaser's prior consent; and (iii) Purchaser shall have no obligation to return any such sums unless they are specifically identified as payments related to such pending claims and appeals.

SECTION 2.  CLOSING

      2.1 GENERAL. The closing of the transactions contemplated by Section 1 (the "CLOSING") shall be held at the offices of McDermott, Will & Emery, 28 State Street, Boston, Massachusetts 02109, or some other mutually agreeable location, at 10:00 a.m. on the date two (2) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), or at such other place, time and/or date as may be jointly designated by Purchaser and Seller. By mutual agreement of the parties, the Closing may take place by conference call and facsimile with exchange of original signatures by overnight mail.

      2.2 CLOSING TRANSACTIONS. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "CLOSING TRANSACTIONS") at the Closing:

            (a) Seller shall sell and transfer to Purchaser or its designees the Acquired Stock, free and clear of all Liens and Encumbrances, by delivering to Purchaser or its designees, one or more certificates representing the Acquired Stock, duly endorsed in blank (or accompanied by duly executed stock powers) and otherwise in form acceptable for transfer on the books of the Acquired Companies;

            (b) Purchaser shall pay the Purchase Price as contemplated by
Section 1.2; and

            (c) Seller and Purchaser shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Section 7 and Section 8 of this Agreement, as applicable.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

            Except as disclosed in any of the disclosure schedules to be delivered by Seller to Purchaser within 10 days of the date of this Agreement in form and substance satisfactory to Purchaser (collectively, "DISCLOSURE SCHEDULE"), Seller represents and warrants to Purchaser as follows:

      3.1   ORGANIZATION AND CORPORATE POWER.

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         (a) The "ORGANIZATION SCHEDULE" attached hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each), determined as of the date hereof. Except as set forth on the ORGANIZATION SCHEDULE, none of the Acquired Companies owns or holds the right to acquire any Capital Stock in any other Person. Seller is validly existing and in good standing as a corporation under the laws of the State of Delaware, and has all necessary corporate power to perform its obligations under the Transaction Documents.

         (b) Each Acquired Company is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate or organizational power and authority, as appropriate, to conduct the business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (c) Seller has delivered to Purchaser correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) of each Acquired Company, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Acquired Companies have been furnished to Purchaser. None of the Acquired Companies is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

     3.2 AUTHORIZATION OF TRANSACTIONS. Seller and each Acquired Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to carry out their respective obligations hereunder and thereunder (except as provided in the following sentence). The board of directors of Seller shall have duly approved the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby at its May 20, 2002 Board of Directors Meeting (and provided evidence thereof to Purchaser). No other corporate proceedings on the part of Seller or any Acquired Company are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and, the performance of their respective obligations thereunder or the consummation of the transactions contemplated thereby. All Transaction Documents to which Seller or any Acquired Company is a party have been duly executed and delivered by Seller and/or such Acquired Company and constitute the valid and binding agreements of Seller and/or such Acquired Company, enforceable against Seller and/or such Acquired Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency,

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reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

     3.3 CAPITALIZATION. The authorized Capital Stock of each Acquired Company consists of the number and type of shares or other interests (and par values) set forth opposite such Acquired Company's name on the ORGANIZATION SCHEDULE. The ORGANIZATION SCHEDULE lists the number and class or series of shares of Capital Stock presently issued and outstanding for each Acquired Company. All of the issued and outstanding Capital Stock of the Acquired Companies have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the ORGANIZATION SCHEDULE, free and clear of all Liens and Encumbrances, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The delivery of certificates at the Closing representing the Acquired Stock in the manner provided in Section 2.2 will transfer to Purchaser or its designees, directly or indirectly, good and valid title to the Acquired Stock, which constitutes all of the outstanding capital stock of or other ownership interests in each Acquired Company, in each case, free and clear of all Liens and Encumbrances. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, participation rights, preemptive rights or other agreements or commitments to which Seller or any Acquired Company is a party or which are binding upon Seller or any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company's Capital Stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock.

     3.4 ABSENCE OF CONFLICTS. Except as set forth on the "CONFLICTS SCHEDULE" attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller and/or any Acquired Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute (with or without notice or lapse of time or both) a default under,
(c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien or Encumbrance upon the Capital Stock (including, without limitation, the Acquired Stock) or any Lien or Encumbrance (excluding Permitted Encumbrances) upon the assets of any Acquired Company by any Person, or (f) require, to the extent not already obtained, any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person or any court or administrative or other governmental body or agency under: (1) the certificate of incorporation or by-laws (or equivalent governing documents) of Seller or any of the Acquired Companies; (2) any indenture, mortgage, lease, loan agreement or other material agreement or material instrument to which Seller or any of the Acquired Companies or their respective assets or properties is bound or affected; (3) any law, statute, rule or regulation to which Seller or any of the Acquired Companies is subject; or (4) any judgment, order or decree to which Seller or any Acquired Company is subject.

     3.5 FINANCIAL STATEMENTS AND RELATED MATTERS.

         Attached hereto as the "FINANCIAL STATEMENTS SCHEDULE" are copies of:
(i) an unaudited combined balance sheet as of March 31, 2002 (the "LATEST BALANCE SHEET") and the related unaudited combined statement of income and cash flows for the Acquired Companies; and (ii) an unaudited balance sheet and statement of income and cash flows as of and for the fiscal year ended December 31, 2001, for the Acquired Companies (the "UNAUDITED STATEMENTS" and collectively, the "FINANCIAL STATEMENTS"). Except as set forth on the FINANCIAL STATEMENTS SCHEDULE, each of the Financial Statements is accurate and complete in all respects, is consistent with the Acquired Companies' books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Acquired Companies' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied (except, in the case of the Latest Balance Sheet, for footnotes and end-of-year adjustments which will not in the aggregate be material).

     3.6 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the execution and delivery of the Transaction Documents and the transactions to take place pursuant hereto on or before the Closing Date, since March 31, 2002, there has not been any Material Adverse Change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Change. Without limiting the foregoing, except as set forth on the attached "DEVELOPMENTS SCHEDULE," since March 31, 2002, neither Seller (solely with respect to the Acquired Companies) nor any of the Acquired Companies has:

         (a) subjected any portion of the properties or assets of any Acquired Company to any Lien or Encumbrance (other than Permitted Encumbrances);

         (b) entered into, amended or terminated any lease, contract, agreement or commitment applicable to any Acquired Company, or taken any other action or entered into any other transaction applicable to any Acquired Company other than in the Ordinary Course of Business;

         (c) declared, set aside or paid outside of the Ordinary Course of Business any dividends or made any other distributions (whether in cash or in kind) with respect to any shares (or other interests) of the Capital Stock of any Acquired Company;

         (d) made any capital expenditures or commitments for capital expenditures on behalf of any Acquired Company except for amounts less than $50,000;

         (e) (i) entered into or modified any employment or independent contractor arrangement providing for either (a) the payment of aggregate annual compensation (including the maximum amount allocable under any bonus arrangement or stock or option grant program) in excess of $100,000 or (b) the making of any payment

(including but not limited to, bonus, severance or stock grant) which is payable on a Change of Control; (ii) increased the salary, wages or other compensation of any officer or employee of any Acquired Company whose annual salary is, or after giving effect to such change would be, $100,000 or more; (iii) established or modified with respect to any Acquired Company any of the (x) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment contract or other employee compensation arrangement or (y) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement; or
(iv) adopted, entered into, amended, modified or terminated (partial or complete) any Benefit Plan except to the extent required by applicable law;

         (f) (i) incurred, either directly or on behalf of an Acquired Company, any indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period), or (ii) voluntarily purchased, cancelled, prepaid or completely or partially discharged in advance of a scheduled payment date with respect to, or waived any right of any Acquired Company under, any indebtedness of or owing to any Acquired Company (in either case other than any indebtedness of any Acquired Company owing to another Acquired Company);

         (g) made any change in the accounting policies of any Acquired Company;

         (h) received any correspondence from any governmental agency or body, the Center for Medicare and Medicaid Services ("CMS") or any Medicare intermediary thereof or any Medicaid authority, or intermediary thereof, the effect of which is to notice any (i) investigation, program integrity review, utilization analysis, or audit of any Acquired Company cost report or (ii) reopening of any cost report relating to a period prior to the Closing Date which has been finally settled or (iii) any termination, suspension, impairment or restriction with respect to participation in any Government Program (as defined below) or other third party payor; or

         (i) committed to do any of the foregoing.

     3.7 TAXES. Except as set forth on the attached "TAXES SCHEDULE":

         (a) All Tax Returns with respect to each Acquired Company that were required to be filed prior to the date hereof have been timely filed and all such Tax Returns required to be filed prior to the Closing will be timely filed, and all of those Tax Returns were, or will be, true, correct and complete in all material respects;

         (b) all Taxes due and payable have been paid by each Acquired Company or will be paid by the appropriate due date and no amount of such Taxes is delinquent;

         (c) no deficiency for any amount of Tax in excess of $50,000 which has not been resolved has been asserted or assessed in writing by a taxing authority against any of the Acquired Companies, and Seller has no Knowledge that any such written assessment or asserted Tax liability shall be made;

         (d) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened in writing against or with respect to any of the Acquired Companies;

         (e) there is not currently in force with respect to any of the Acquired Companies any (A) waiver of any statute of limitations relating to Taxes, (B) agreement to any extension of the period for assessment or collection of Taxes or (C) power of attorney relating to Taxes;

         (f) none of the Acquired Companies is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person with respect to the Acquired Companies and none of the Acquired Companies has any current or potential contractual obligation to indemnify any other Person with respect to Taxes regarding the Acquired Companies;

         (g) none of the Acquired Companies has any obligation to make any payment that could be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

         (h) no written claim has been made and delivered by a taxing authority in a jurisdiction where any of the Acquired Companies does not pay Taxes or file Tax Returns that Seller or any Acquired Company is or may be subject to Taxes assessed by such jurisdiction;

         (i) each of the Acquired Companies has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party relating to the Acquired Companies;

         (j) the TAXES SCHEDULE contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller and/or each of the Acquired Companies files Tax Returns relating to the Acquired Companies; there are no other jurisdictions in which Tax Returns are required to be filed;

         (k) none of the Acquired Companies has any liability for Taxes under Treasury Regulations section 1.1502-6 or any similar state, local or foreign provision; and

         (l) Seller is the common parent of the affiliated group (as defined in Code section 338(h)(5)) of which the Acquired Companies are members. This affiliated group files consolidated federal income tax returns.

     3.8 PROPRIETARY RIGHTS.

         (a) The "PROPRIETARY RIGHTS SCHEDULE" attached hereto contains a complete and accurate list of all Proprietary Rights owned, licensed or used by any of the Acquired Companies and the name of the record owner thereof, including (i) patented and registered Proprietary Rights owned or used by any of the Acquired Companies, (ii) pending patent applications and applications for registrations of other

Proprietary Rights filed by or on behalf of or owned by any of the Acquired Companies, (iii) unregistered trade names, Internet domain names, web sites and corporate names owned or used by Seller or any of its Affiliates (excluding the Acquired Companies) solely with respect to any of the Acquired Companies and
(iv) material unregistered trademarks, service marks and logos and the computer software owned or used by Seller or any of its Affiliates (excluding the Acquired Companies) solely with respect to any of the Acquired Companies. The PROPRIETARY RIGHTS SCHEDULE contains a complete and accurate list of all licenses and other rights granted by Seller or any of the Acquired Companies to any third party with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights, the terms of such license or other right and the expiration date, if any, thereof. Except as set forth on the PROPRIETARY RIGHTS SCHEDULE, the Acquired Companies own, free of all Liens and Encumbrances (except Permitted Encumbrances), all right, title and interest to, or have the right to use pursuant to a valid license, all of the Proprietary Rights set forth on the PROPRIETARY RIGHTS SCHEDULE and the Proprietary Rights set forth thereon constitute all of the Proprietary Rights useful or necessary for the operation of the Acquired Companies as presently conducted. Except as set forth on the PROPRIETARY RIGHTS SCHEDULE, the loss or expiration of any Proprietary Rights or related group of Proprietary Rights owned or used by any of the Acquired Companies has not had a Material Adverse Effect on the Acquired Companies and such a loss or expiration of Proprietary Rights is not pending or, to the Knowledge of Seller, threatened in writing.

         (b) Except as set forth on the PROPRIETARY RIGHTS SCHEDULE, (i) all of the Proprietary Rights owned or used by the Acquired Companies are valid and enforceable and have not been misused, and no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or has been threatened in writing, and, to Seller's Knowledge, there are no grounds for the same; (ii) neither Seller nor any of the Acquired Companies has received any written notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) neither Seller nor any of the Acquired Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Acquired Companies.

         (c) The transactions contemplated by this Agreement shall have no Material Adverse Effect on the Acquired Companies' rights, title and interest in and to any of their respective Proprietary Rights. Each of the Acquired Companies has taken all necessary actions to maintain and protect their respective material Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not affect the validity or enforcement of such Proprietary Rights. The owners of any Proprietary Rights that are licensed to any Acquired Company (other than third party off-the-shelf computer software) have taken all necessary actions to maintain and protect such Proprietary Rights.

     3.9 LITIGATION; PROCEEDINGS. Except as set forth on the "LITIGATION SCHEDULE" attached hereto, there are no (i) actions, suits, complaints, charges in writing, proceedings, orders, investigations or claims pending or threatened in writing or, to Seller's Knowledge, otherwise, against or affecting any of the Acquired Companies (or pending or threatened in writing against or affecting any of the officers, directors, or branch managers of any of the Acquired Companies with respect to the business of the Acquired Companies) at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, (including, without limitation, any actions, suits, complaints, charges, proceedings or investigations with respect to the transactions contemplated by this Agreement) or (ii) outstanding orders, laws, rules or regulations restraining, enjoining, prohibiting or otherwise making illegal the purchase and sale of the Acquired Stock pursuant to this Agreement. Except as set forth on the LITIGATION SCHEDULE, none of the Acquired Companies is subject to any grievance arbitration proceedings under collective bargaining agreements or otherwise or, any governmental investigations or inquiries. Except as set forth on the LITIGATION SCHEDULE, none of the Acquired Companies is subject to any judgment, order or decree of any court or other governmental agency (or settlement enforceable therein).

          3.10 BROKERS. Except as set forth on the "BROKERAGE SCHEDULE" attached hereto but not in limitation of the following sentence in this Section 3.10, neither Seller nor any of the Acquired Companies has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement. Neither Purchaser nor any of the Acquired Companies shall have any liability for any commission, fee, cost or other payment arising in connection with the retention of any broker or finder, including without limitation the fees and costs of Credit Suisse First Boston.

          3.11 GOVERNMENTAL LICENSES AND PERMITS; SURVEYS. The "PERMITS SCHEDULE" attached hereto contains a listing and summary description of all Licenses used in the conduct of the business of the Acquired Companies as presently conducted (including, without limitation, Licenses owned or possessed by any of the Acquired Companies). Except as indicated on the PERMITS SCHEDULE, the Acquired Companies own or possess all right, title and interest in and to all of the Licenses that are necessary or useful to conduct their business as presently conducted. Each of the Acquired Companies is in compliance with the terms and conditions of such Licenses and neither Seller nor any Acquired Company has received any notices that an Acquired Company is in violation of or default under (or with the giving of notice or lapse of time or both, would be in violation of or in default under) any of the terms or conditions of such Licenses. Each of the Acquired Companies has taken all necessary action to maintain such Licenses. No loss or expiration of any such License is pending or has been threatened in writing or, to Seller's Knowledge, otherwise, other than expiration in accordance with the terms thereof. Except as indicated on the PERMITS SCHEDULE, all of the Licenses shall survive the transactions contemplated hereby. Seller has previously delivered to Purchaser true, correct and complete copies of any state licensing survey reports received by the Acquired Companies in the three (3) year period prior to the Closing Date, as well as any statements of deficiencies and plans of correction in connection with such reports. The Acquired

Companies have taken all required steps to correct all deficiencies referenced in such surveys, such corrections have been accepted by the applicable License issuer and a description of any uncorrected deficiency is set forth in the Permits Schedule attached hereto. The most current State licensing survey did not require any expenditures aggregating in excess of One Thousand Dollars ($1,000) be made or result in revenue reductions of in excess of One Thousand Dollars ($1,000) in order to ensure continued licensure. The Acquired Companies are in compliance in all material respects with applicable laws and regulations of all appropriate health care facility licensing agencies, federal, state, county or local governmental authorities and regulatory agencies.

     3.12 EMPLOYEES. Except as set forth on the "EMPLOYEES SCHEDULE" attached hereto, (a) to Seller's knowledge, no employee and no group of employees or independent contractors of any of the Acquired Companies has any plans to terminate his, her or its employment or relationship as an independent contractor with any of the Acquired Companies other than in the Ordinary Course of Business and (b) none of the Acquired Companies is party to an employment or independent contractor agreement providing for severance or other payment upon early termination or expiration or Change of Control. Except as set forth on the EMPLOYEES SCHEDULE, each of the Acquired Companies has complied in all material respects with, and remains in compliance in all material respects with, all applicable laws relating to the employment of personnel and labor. Except as set forth on the EMPLOYEES SCHEDULE, none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has such party experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. None of the Acquired Companies has engaged in any unfair labor practice. Except as set forth on the EMPLOYEES SCHEDULE, Seller has no Knowledge of any organizational effort presently being made or which has been threatened in writing by or on behalf of any labor union with respect to any employees of any of the Acquired Companies. None of the Acquired Companies has implemented any plant closing, mass layoff, collective dismissals or reductions as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will have been implemented before Closing without advance notification to Purchaser.

     3.13 EMPLOYEE BENEFIT MATTERS.

          (a) The "BENEFIT PLANS SCHEDULE" attached hereto lists each Employee Plan or Benefit Arrangement that at any time has covered current or former employees or independent contractors at the Acquired Companies to which the Seller or its ERISA Affiliates contributes to, ever has contributed to or ever has been required to contribute to (collectively, the "Business Employees"). Employee Plans and Benefit Arrangements are referred to collectively as the "BENEFIT PLANS."

          Neither Seller nor any of its ERISA Affiliates contributes to, ever has contributed to, or otherwise has an unsatisfied obligation at any time under:

              (i) a Multiemployer Plan that is subject to withdrawal liability.

                (ii) a pension plan covered at any time under Title IV or ERISA or has any liability under any such plan.

                (iii) any Employee Plan or Benefit Arrangement providing medical, health, or life insurance or other welfare-type benefits to any individuals beyond termination of services with Seller and its Affiliates (other than in accordance with Section 4980B) of the Code ("COBRA").

          (b) Each Benefit Plan (and each related trust and insurance contract) set forth on the BENEFIT PLANS SCHEDULE (i) complies in form and in operation in all material respects with the requirements of applicable laws and regulations, including, without limitation, ERISA and the Code and the nondiscrimination rules thereof, (ii) has received or will have received prior to the Closing Date all contributions, premiums or payments required by any Benefit Plan with respect to all periods through the Closing Date, and (iii) with respect to each Benefit Plan which is intended to be qualified under section 401(a) of the Code, has been amended on a timely basis in compliance with the Code and, except as set forth on the BENEFIT PLANS SCHEDULE, has either received from the Internal Revenue Service a favorable determination letter which considers the terms of such Benefit Plan as amended and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the revocation of such favorable determination letter or the imposition of any penalty or tax.

          (c) Except as set forth on the BENEFIT PLANS SCHEDULE, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Benefit Plans set forth on the BENEFIT PLANS SCHEDULE have been properly and timely filed with the appropriate government agency and distributed to participants as required. Seller, solely with respect to the Acquired Companies, each of the Acquired Companies and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.

          (d) With respect to each Benefit Plan set forth on the BENEFIT PLANS SCHEDULE, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plans, and (iii) no actions, investigations, suits or claims with respect to any Benefit Plan, any trustee or fiduciary thereof, Seller, any Acquired Company or any ERISA Affiliate, any director, officer or employee thereof or the assets of any trust of the Benefit Plans thereof (other than non-material routine claims for benefits) are pending and neither Seller nor any Acquired Company has Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, investigations, suits or claims.

          (e) None of Seller, solely with respect to the Acquired Companies, any of the Acquired Companies or any ERISA Affiliate has incurred or has any reason to expect that it will incur, any material liability to the Pension Benefit Guaranty Corporation (other than routine premium payments ) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Seller, solely with respect to the Acquired Companies, any of the Acquired Companies or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed or ever has been required to contribute to.

          (f) Except as set forth on the BENEFIT PLANS SCHEDULE, each individual who has received compensation for the performance of services on behalf of any Acquired Company has been properly classified as an employee or independent contractor in accordance with applicable laws.

          (g) None of Seller, the Acquired Companies or any ERISA Affiliate maintains any Benefit Plan which provides benefits to any employee or former employee (or to their beneficiaries or dependents) of the Acquired Companies employed outside the United States.

          (h) Except as disclosed on the BENEFITS PLANS SCHEDULE, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of the Acquired Companies (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. Except as disclosed on the BENEFITS PLAN SCHEDULE, neither Seller, solely with respect to the Acquired Companies, nor any Acquired Company has any unfunded liabilities pursuant to any Benefit Plan concerning an Acquired Company that is not intended to be qualified under Section 401(a) of the Code and that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

          (i) The Seller represents that the only Benefits Plan not sponsored by the Acquired Companies that covers the Business Employees is the Chemed Corporation Flexible Benefits Plan described in Section 11.6 below.

     3.14 INSURANCE. The "INSURANCE SCHEDULE" contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof and a brief description of the interests insured thereby) of all liability, property, workers' compensation, professional liability, errors and omissions, directors' and officers' liability, crime, surety, fiduciary and other insurance policies and bonding arrangements currently in effect (together with a two year claims history) that insure the business, operations or employees of the Acquired Companies or affect or relate to the ownership, use or operation of the Business or any of the assets and properties of the Acquired Companies and that (i) have been issued to any Acquired Company or (ii) have been issued to any Person (other than any Acquired Company) for the benefit of the Business or any Acquired Company. Except as set forth on the INSURANCE SCHEDULE, the insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on the INSURANCE SCHEDULE, each policy listed on the INSURANCE SCHEDULE is valid and binding and in full force and effect, no premiums due on or prior to the Closing Date thereunder have not been paid and none of Seller, any Acquired Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Except as set forth on the INSURANCE SCHEDULE, neither Seller nor any of the Acquired Companies has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     3.15 OFFICERS AND DIRECTORS; BANK ACCOUNTS. The "OFFICERS, DIRECTORS AND BANK ACCOUNTS SCHEDULE" attached hereto lists all officers and directors of each of the Acquired Companies, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each of the Acquired Companies and all Persons having signatory power with respect thereto.

     3.16 COMPLIANCE WITH LAWS. Except as set forth on the "COMPLIANCE SCHEDULE" attached hereto, the operations of the Business have, and each of the Acquired Companies has, complied in all material respects with and is in compliance in all material respects with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to it or to which such Acquired Companies may otherwise be subject, and no claims have been filed against any Acquired Companies, or Seller (solely concerning the Acquired Companies), alleging a violation of any such laws or regulations, and none of the Acquired Companies or Seller has received written notice of any such past or present violations nor, has the Business or any Acquired Company been the subject of any inquiry or investigation by any governmental or regulatory authority regarding any such present or past failure. Except as set forth on the COMPLIANCE SCHEDULE, Seller (solely concerning the Acquired Companies) and the Acquired Companies have complied in all material respects with all laws, regulations and ordinances of federal, state and local governments and all agencies thereof applicable to present or former employees (or any Person found to be a present or former employee), employees' collective bargaining representatives, job applicants or any association or group of such Persons, of any Acquired Company, including without limitation any provisions thereof relating to terms and conditions of employment, wages, hours, the payment of social security and similar taxes and occupational safety and health.

     3.17 ENVIRONMENTAL MATTERS. Except as set forth on the "ENVIRONMENTAL SCHEDULE" attached hereto, each of the Acquired Companies has complied in all material respects, and is currently in compliance in all material respects, with Environmental and Safety Requirements. Except as set forth on the ENVIRONMENTAL SCHEDULE, none of the Acquired Companies nor Seller has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to any Acquired Company or any Acquired Company's properties or facilities. Without limiting the generality of the foregoing, each of the Acquired Companies has obtained and complied with, and are currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety

Requirements for the use and occupancy of the properties and facilities and the operation of their business. None of the properties or facilities operated or leased by the Acquired Companies contains any chemicals, pollutants or substances in, on, over, under or at it, in concentrations which would be reasonably likely to result in the imposition of liability or obligations on the Acquired Companies for the investigation, corrective action, remediation or monitoring at those properties and facilities. The Acquired Companies have not contractually, or by operation of law, including the Environmental and Safety Requirements, or otherwise assumed or succeeded to any environmental liabilities or obligations of any predecessors or any other Person or entity.

     3.18 CONTRACTS.

          (a) Except as specifically contemplated by this Agreement and except as set forth on the "CONTRACTS SCHEDULE" attached hereto, neither Seller (only with respect to the Acquired Companies) nor any of the Acquired Companies is a party to or bound by any:

               (i) collective bargaining agreement or contact with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

               (ii) contract for the internal employment of any officer, individual employee or other person on a full-time or part-time basis providing annual compensation in excess of $100,000;

               (iii) change of control or severance agreement or similar arrangement;

               (iv) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien or Encumbrance on any of its assets;

               (v) contract under which any of the Acquired Companies has advanced or loaned any other Person amounts in the aggregate exceeding $50,000, other than trade credit extended in the Ordinary Course of Business;

               (vi) agreement with respect to the lending or investing of funds;

               (vii) guaranty of any obligation, other than endorsement made for collection and guarantees of obligation of an Acquired Company pursuant to any Lease;

               (viii) management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the Acquired Companies involving payments in excess of $200,000 per year;

               (ix) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other Person calling for payment in excess of $100,000 annually;

               (x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it calling for payments in excess of $100,000 per year;

               (xi) agreement or group of related agreements with the same Person for the purchase of products or services under which the annual expense of such products and services has a price in excess of $200,000;

               (xii) contracts relating to (A) the future disposition or acquisition of any assets or properties of the Acquired Companies, other than dispositions or acquisitions in the Ordinary Course of Business, and (B) any business combination;

               (xiii) contracts that incur indebtedness or incur or suffer to exist any Lien;

               (xiv) contracts arising solely out of an acquisitive or dispositive transaction (A) obligating an Acquired Company to make, or provide for, indemnification or (B) to which indemnification is provided to an Acquired Company or Seller (only with respect to and directly involving any Acquired Company); and

               (xv) contracts with any Person containing any provision or covenant prohibiting or limiting the ability of an Acquired Company to engage in any business or compete with any Person concerning any business or prohibiting or limiting the ability of any Person to compete with the Business or an Acquired Company.

          (b) The CONTRACTS SCHEDULE contains a complete and accurate list of the contracts or agreements with any customer of Seller which was responsible for revenue in excess of $250,000 in 2001 with respect to the Acquired Companies. Except as disclosed on the CONTRACTS SCHEDULE, since December 31, 2001, no such customer has (i) ceased purchases from the Acquired Companies or the Business or (ii) materially reduced its purchases from the Acquired Companies or the Business (other than as a result of fluctuations that are customary in the Ordinary Course of Business). Except as disclosed on the CONTRACTS SCHEDULE, to the Knowledge of Seller, no such customer is threatened with bankruptcy or insolvency.

          (c) Except as disclosed on the CONTRACTS SCHEDULE: (i) no contract required to be disclosed on the CONTRACTS SCHEDULE and no other material contract or commitment has been materially breached or canceled by the Acquired Companies; (ii) each of the Acquired Companies has performed all of the material obligations required to be performed by them in connection with the contracts required to be disclosed on the CONTRACTS SCHEDULE and no Acquired Company is in default (whereby such default is continuing and has not been cured) under or in breach of any such contracts, and no event has occurred which with the passage of time of the giving of notice or both, would result in such a continuing material default or breach thereunder; (iii) each material agreement including any contract required to be disclosed on the CONTRACTS SCHEDULE, is legal, valid, binding, enforceable and in full force and effect; and (iv) except as disclosed on the CONTRACTS SCHEDULE, none of the Acquired Companies is, or has received notice that it is, in violation or breach of or default under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract).

     3.19 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the "UNDISCLOSED LIABILITIES SCHEDULE" attached hereto, no Acquired Company has any liabilities except: (i) obligations under executory contracts described on the CONTRACTS SCHEDULE; (ii) liabilities reflected or reserved for on the liabilities side of the Latest Balance Sheet; (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement; or (iv) liabilities not to exceed $25,000 for any individual liability or $100,000 in the aggregate for all liabilities.

     3.20 REAL PROPERTY. All real property leased, used or occupied by the Acquired Companies (the "LEASES") is identified on the "REAL ESTATE SCHEDULE" and no other real property is used for the conduct of the Business. The Acquired Companies do not own any real property.

          (a) Except as disclosed on the REAL ESTATE SCHEDULE, each Acquired Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Leases in accordance with the terms thereof. Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Acquired Company and of each other Person that is a party thereto, and except as set forth on the REAL ESTATE SCHEDULE, there is no, and neither Seller nor any Acquired Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. None of the Acquired Companies owes any brokerage commissions with respect to any such leased space.

          (b) Except as disclosed on the REAL ESTATE SCHEDULE, the improvements on the real property which are subject to the Leases are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

     3.21 AFFILIATE TRANSACTIONS. Except as disclosed on the "AFFILIATED TRANSACTIONS SCHEDULE" attached hereto, (i) there are no intercompany liabilities between an Acquired Company, on the one hand, and Seller, any Affiliate of Seller or any Insider, (ii) neither Seller, any Affiliate of Seller or any Insider provides or causes to be provided to an Acquired Company any assets, services or facilities and (iii) neither Seller, any Affiliate of Seller or any Insider is party to any agreement, contract or commitment or transaction with any Acquired Company.

     3.22 TANGIBLE PERSONAL PROPERTY. The Acquired Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of the Business, including all tangible personal property reflected on the Latest Balance Sheet and tangible personal property acquired since December 31, 2001 other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property is free and clear of all Liens and Encumbrances, other than Permitted Encumbrances, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

     3.23 MEDICARE, MEDICAID. Patient Care Medical Services, Inc., (New Jersey) Priority Care, Inc. (Connecticut), Patient Care Medical Services, Inc. (Ohio), Patient Care, Inc.-Illinois Dell Healthcare, Inc., and Georgia Nursing Services, Inc. (the "Participating Companies") are the only Acquired Companies eligible to receive payment without restriction under Title XVIII of the Social Security Act ("Medicare") and Title XIX of the Social Security Act ("Medicaid') and are each a "provider" with valid and current provider agreements and with one or more provider numbers with the federal Medicare and applicable state Medicaid and successor programs (the "Government Programs") through intermediaries. A true and correct copy of each such agreement has been previously delivered to Purchaser by Seller and is listed in the CONTRACTS SCHEDULE. Each of the Participating Companies is in compliance with the conditions of participation for the Government Programs in all material respects. There is not pending, nor to Seller's knowledge threatened, any proceeding or investigation under the Government Programs involving Seller or any of the Participating Companies. Seller has previously delivered to Purchaser true, correct and complete copies of the Participating Companies' most recent Medicare and Medicaid certification survey reports, including any statements of deficiencies and plans of correction, and any statements of deficiencies against the Participating Companies in the last three (3) years, and the Participating Companies' corrective action plans related thereto. Seller has taken all necessary steps to correct all deficiencies, all of which have been accepted by such Government Program and a description of any uncorrected deficiency is shown in the PERMITS SCHEDULE. The most recent Medicare and Medicaid certification survey report did not require expenditures or revenue reductions aggregating in excess of Ten Thousand Dollars ($10,000) for each of the Participating Companies or $20,000 in the aggregate for all Participating Companies in order to ensure continued participation in the Medicare and Medicaid programs.

          (a) The Participating Companies have timely filed, caused to be timely filed and, as to reports due after the Closing, shall timely file, all cost reports and other reports of every kind whatsoever that are required, by law, by written or oral contracts, or otherwise, to have been filed or made with respect to the purchase of services by third party payors, including but not limited to Government Programs and other insurance carriers, and all such reports are or will be complete and accurate when filed. The Participating Companies are and have been in compliance with filing requirements with respect to required cost reports of the Participating Companies, and such reports do not claim, and none of the Participating Companies has received, payment or reimbursement in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of the Participating Companies have been made available to Purchaser. There are no claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, federal, state or local governmental body or entity, or the CMS (or its predecessor, HCFA), with respect to any Government Program cost reports or claims filed on behalf of the Participating Companies, on or before the date of this Agreement. The MEDICARE AND MEDICAID COST REPORT SCHEDULE indicates which of such cost reports have been audited by the fiscal intermediary and finally settled, and contains a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes, in connection with any audit, review or inquiry with respect to such cost reports. There are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports. No validation review or program integrity review related to the operation of the Participating Companies, or the consummation of the transactions contemplated by this Agreement, or related to any of the Acquired Companies, has been conducted by any commission, board, or agency in connection with the Government Programs, and to Seller's knowledge, no such reviews are scheduled, pending or threatened against or affecting the Participating Companies or the consummation of the transaction contemplated by this Agreement. None of the Acquired Companies is a party to any Corporate Integrity Agreement or any similar governmentally required and/or supervised compliance plan and no Acquired Company is or has been in discussions to enter into such an agreement or plan and, to Seller's Knowledge, no Acquired Company has been threatened with the imposition of any such agreement or plan as a condition to continued participation in any Government Program.

          (b) All billing practices of the Acquired Companies to all third party payors, including the Government Programs and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs, and neither Seller nor the Acquired Companies have billed or received any payment or reimbursement in excess of amounts allowed by law.

          (c) No employee or independent contractor of Seller or any of its affiliates (whether an individual or entity) or of any Acquired Company, has been excluded from participating in any federal health care program (as defined in 42 U.S.C. (S)1320a-7b(f)) and none of the Acquired Companies, or Seller's or the Acquired Companies' or any of their affiliates' officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. (S)1320a-5(b), has been excluded from Medicare or any federal health care program (as defined in 42 U.S.C. (S)1320a-7b(f)) or been subject to sanction pursuant to 42 U.S.C.
(S)1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C.
(S)1320a-7b.

        3.24   COMPLIANCE WITH HEALTHCARE LAWS.

               (a) Seller and the Acquired Companies are in full compliance in all respects with all applicable laws, rules, regulations (including, without limitation, applicable health care laws, rules and regulations, including those relating to the payment or receipt of illegal remuneration, including 42 U.S.C.
(S)1320a-7b(b) (the Medicare/Medicaid anti-kickback statute), 42 U.S.C. 1395nn (the Stark Statute), 42 U.S.C. (S)1320a-7a, 42 U.S.C. (S)1320a-7b(a), 42 U.S.C.
(S)1320a-7b(c) and any applicable state laws governing kickbacks and matters similar to such federal statutes (collectively, the "Fraud and Abuse Laws"), ordinances or orders of any court or federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, environmental protection laws and regulations, civil rights laws, fire codes, confidentiality laws, record and document maintenance laws, zoning ordinances, building, occupancy and use restrictions, and public and occupational health and safety codes), and Seller has not received any notice, written or otherwise, of noncompliance with respect thereto. All financial records, patient records and other documents required to be maintained by the Acquired Companies have been continuously maintained for a period of at least seven (7) years from the date of creation of such document.

               (b) Neither Seller (solely with respect to the Acquired Companies) nor any Acquired Company, nor any partner, member, director, officer or employee of Seller or any Acquired Company, nor any agent acting on behalf of or for the benefit of any of the foregoing, has directly or indirectly (i) offered, paid or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third party payors of Seller, or any Acquired Company in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, received or agreed to receive, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state or local governmental entity having jurisdiction over such payment, contribution or gift; (iv) established or maintained any material unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

               (c) Neither Seller nor any Acquired Company, nor any partner, member, director, officer or employee of Seller or any of its affiliates, is a party to any contract, lease agreement or other arrangement (including but not limited to any joint venture or consulting agreement) related to Seller or any Acquired Company with any physician, health care facility, hospital, nursing facility, assisted living facility or other Person who is in a position to make or influence referrals to or otherwise generate business for Seller with respect to any of the Acquired Companies, to provide services, lease space, lease equipment or engage in any other venture or activity (collectively, "Referral Source Agreements") that is prohibited by law.

         3.25 HIPAA. HIPAA SCHEDULE lists and describes all plans and other efforts of Seller solely with respect to the Acquired Companies to comply with the Health Insurance Portability and Accountability Act ("HIPAA") including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. HIPAA SCHEDULE should include but not be limited to any privacy compliance plan of Seller in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

         3.26 ACCOUNTS RECEIVABLE. All accounts receivable of each Acquired Company are reflected properly on such Acquired Company's books and records, are valid receivables and, to Sellers' Knowledge, are subject to no setoffs, counterclaims, or Liens or Encumbrances, are current and collectible, and should be collected in accordance with their terms at their recorded amounts (subject only to the reserve for bad debts, as set forth on the Latest Balance Sheet as adjusted for the passage of time through the Closing Date), in accordance with the past custom practice and practice of such Acquired Company.

         3.27 LITIGATION ACCRUAL. As of December 31, 2001 the Acquired Companies had accrued the amount of $1,806,500 (the "LITIGATION ACCRUAL") on their December 31, 2001 Balance Sheet to cover future payments for claims incurred prior thereto under their primary insurance casualty program. Seller agrees that, in the event the Acquired Companies are required to make payments, including claims, settlements, deductibles, and expenses, with respect to any insured lawsuit or claim, arising out of, in connection with or relating to, events occurring prior to the Closing Date that exceed, in the aggregate, the Litigation Accrual in effect on such date, Seller will reimburse Purchaser to the extent of such excess first out of the Threshold Amount (to the extent available) and then directly from Seller within ten (10) days of receipt of written submittal by Purchaser.

         3.28 DISCLOSURE. None of the representations and warranties contained in this Section 3 nor any statement made in any schedule, exhibit, certificate or other document furnished to Purchaser contains, or will contain, any untrue statement of a material fact or omit, or will omit, to state any material fact necessary in order to make the statements and information contained in this
Section 3 not misleading. There is no fact within the Knowledge of Seller which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects, or in the future is reasonably expected to materially adversely affect the business, properties, assets or condition, financial or otherwise of any Acquired Company.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Except as disclosed in the DISCLOSURE SCHEDULE, Purchaser represents and warrants to Seller as follows:

       4.1 ORGANIZATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into the Transaction Documents to which Purchaser is a party and to perform its obligations hereunder and thereunder.

       4.2 AUTHORIZATION OF TRANSACTION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all requisite corporate or organizational action on the part of Purchaser, and no other corporate or organizational proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Purchaser is a party shall when executed constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms.

       4.3 NO VIOLATION. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws (or equivalent governing documents) or any applicable material law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, that would be breached or violated by Purchaser's execution, delivery or performance of the Transaction Documents to which Purchaser is a party.

       4.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. Purchaser is not required to submit any notice, report or other filing (except in connection with the applicable requirements of the HSR Act) with any governmental authority in connection with the execution or delivery by Purchaser of the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority (except in connection with the applicable requirements of the HSR Act) or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of the Transaction Documents to which Purchaser is a party or the transactions contemplated hereby or thereby.

       4.5 LITIGATION. There are no material actions, suits, proceedings or orders pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect Purchaser's ability to perform its obligations under the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

       4.6 BROKERS. Neither Purchaser nor any of Purchaser's Affiliates has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and neither Purchaser nor any of Purchaser's Affiliates has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

SECTION 5.  PRE-CLOSING COVENANTS OF SELLER

            Seller agrees that, between the date of this Agreement and the Closing Date:

       5.1 AFFIRMATIVE COVENANTS OF SELLER. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof, unless Purchaser otherwise consents in writing Seller shall cause each of the Acquired Companies to:

            (a) conduct the business and operations of the Acquired Companies only in the Ordinary Course of Business;

            (b) keep in full force and effect the corporate existence of the Acquired Companies and all rights, franchises and Proprietary Rights relating or pertaining to the Acquired Companies and to cause its current insurance (or reinsurance) policies not to be modified, canceled or terminated or any of the coverage thereunder to lapse other than in the Ordinary Course of Business and consistent with past practices.

            (c) carry on the business of the Acquired Companies in the Ordinary Course of Business and to keep the business organizations and properties of the Acquired Companies intact in the Ordinary Course of Business, including business operations, physical facilities, working conditions and employees and relationships with lessors, licensors, suppliers and customers and others having business relations with it;

            (d) maintain the assets of the Acquired Companies in ordinary repair, order and condition (normal wear and tear excepted) consistent with historical needs, replace in accordance with reasonable business practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date in excess of $10,000 in the aggregate (whether or not such casualty, loss or damage is covered by insurance), either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Seller and Purchaser;

            (e) encourage all employees of the Acquired Companies to continue their employment with the Acquired Companies or Purchaser or its Subsidiaries after the Closing;

            (f) maintain the books, accounts and records of the Acquired Companies in accordance with past custom and practice as used in the preparation of the Financial Statements;

               (g) cooperate with Purchaser and use reasonable best efforts to cause the conditions to Purchaser's obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals under the HSR
Act);

               (h) maintain the existence of and protect all Proprietary Rights used by the Acquired Companies;

               (i) maintain the existence of and protect all of governmental permits, licenses, approvals and other authorizations of the Acquired Companies;

               (j) comply with all applicable laws, ordinances, and regulations in the operation of the Acquired Companies and promptly following receipt thereof, give Purchaser copies of any notice received from any governmental or regulatory authority or other Person alleging violation thereof; and

               (k) cooperate with Purchaser in its reasonable investigation of the business, assets and properties of the Acquired Companies and permit Purchaser and its employees, agents, accounting, legal and other authorized representatives, upon reasonable notice and at reasonable hours, to discuss the affairs, finances and accounts of any of the Acquired Companies with the officers, partners, key employees and independent accountants of the Acquired Companies.

         5.2 NEGATIVE COVENANTS OF SELLER. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof unless Purchaser otherwise consents in writing Seller shall cause each of the Acquired Companies to not:

               (a) (i) make any loans, enter into any non-arm's length transaction with any Insider, (ii) make or grant any increase in any Acquired Company's employee's, officer's or consultant's compensation outside of the Ordinary Course of Business, or (iii) adopt or modify any target performance goals which would have the effect of increasing compensation specified in clause
(ii) above;

               (b) enter into, modify, amend or terminate any (i) employment or independent contractor agreement providing for the payment of severance or other amounts upon early termination, expiration, or Change of Control; (ii) any other contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length, with any unaffiliated Person or any Insider or waive, release or assign any material rights or claims thereunder; or (iii) any Benefit Plan (except as required to comply with applicable laws and regulations or pursuant to Section 7.11);

               (c) cause any properties, assets, rights or interests related primarily to the Acquired Companies prior to the date hereof to become primarily used by or primarily related to Seller or any Subsidiary of Seller (excluding the Acquired Companies);

               (d) amend the certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) of any of the Acquired Companies or take any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

               (e) authorize, issue, sell or otherwise dispose of any shares of Capital Stock of, securities convertible into shares of Capital Stock of, ownership interests in or any option with respect to, any Acquired Company, or modify or amend any right of any holder of outstanding shares of Capital Stock of, ownership interest in or option with respect to any Acquired Company;

               (f) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of, ownership interest in or any option with respect to any Acquired Company;

               (g) acquire, lease or dispose of any tangible assets or properties of any Acquired Company or the Business other than such amounts that in the aggregate do not exceed $50,000;

               (h) violate, breach or default under or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any license held or used by any Acquired Company or any contract to which any Acquired Company is a party or by which any of their respective assets and properties is bound;

               (i) (i) incur indebtedness of more than $20,000 or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of an Acquired Company under, any indebtedness of or owing to any Acquired Company (in either case other than indebtedness of any Acquired Company owing to any Acquired Company);

               (j) enter into change of control, severance agreements or similar arrangements;

               (k) split, combine or reclassify any of shares of Capital Stock of any Acquired Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for such shares of Capital Stock of any Acquired Company;

               (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person;

               (m) make any payments outside of the Ordinary Course of Business;

               (n) except as required by GAAP, make any change in accounting methods, principles or practices;

               (o) settle any pending or threatened claim, action or proceeding, other than insured matters, brought by any Person (other than full and unconditional settlements which do not admit liability and only require payments of less than $17,500);

               (p) enter into any agreement to lease real property; or

               (q) agree in writing or otherwise take any of the actions described in Section 5.2.

         5.3   RESERVED.

         5.4 ACCESS. Subject to the provisions of the Confidentiality Agreement and Section 6, Seller shall, after receiving advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records, properties, facilities and contracts of the Acquired Companies for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser's sole expense, the business, properties, facilities, financial condition and prospects, operations and legal affairs of the Acquired Companies.

         5.5 CONDITIONS. Seller shall use its best efforts to ensure that the conditions set forth in Section 7 and Section 8.3 are satisfied on a timely basis.

         5.6 COVENANTS COVERING COMPETING TRANSACTIONS FOR THE ACQUIRED COMPANIES; RELATED MATTERS.

               (a) From the date hereof until the termination of this Agreement, Seller (and its Affiliates) will not, and Seller (and its Affiliates) will ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate any inquiries or the making of, any offer or PROPOSAL (as defined below) which constitutes or is reasonably likely to lead to any PROPOSAL, or (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Acquired Companies or the Business to, any Person (other than Purchaser or any of its Affiliates or representatives) relating to any PROPOSAL whether made before or after the date of this Agreement. Seller may not withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to this Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend any PROPOSAL, or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any PROPOSAL. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any PROPOSAL INTEREST (as defined below). Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.6. At any time prior to the earlier of the Closing and the termination of this Agreement, Seller shall notify Purchaser as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information, PROPOSALS or offers received by Seller or any of Seller's representatives relating to a PROPOSAL (a "PROPOSAL INTEREST") indicating, in connection with such notice, the name of the Person indicating such PROPOSAL Interest and the material terms and conditions of any PROPOSALS or offers.

              (b) As used in this Agreement, "PROPOSAL" shall mean (1) any proposal for a merger, consolidation or other business combination concerning the Acquired Companies or Seller, (2) any proposal or offer to acquire in any manner, directly or indirectly, any part of the assets or Capital Stock of any or all of the Acquired Companies or Seller, and (3) any proposal or offer with respect to any recapitalization or restructuring concerning either of the Acquired Companies or Seller or any proposal or offer with respect to any other transaction similar to any of the foregoing relating to any of the Acquired Companies or Seller;

              (c) Neither Seller's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, a Proposal or (ii) cause Seller or its Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Proposal.

         5.7 INTERCOMPANY ACCOUNTS. Immediately prior to the Closing, Seller shall cause: (i) all intercompany accounts (including liabilities of the Acquired Companies to the Seller) that exist immediately prior to the Closing between any Acquired Company, on the one hand, and Seller or any of its subsidiaries on the other hand; and (ii) at the request of Purchaser, any intercompany accounts between the Acquired Companies that exist immediately prior to the Closing, to be canceled, contributed and/or liquidated on terms reasonably satisfactory to Purchaser without any post-Closing payment or obligation on the part of Seller or its Subsidiaries and without any cost, liability, expense or obligation on the part of the Acquired Companies following the Closing Date.

         5.8 HART-SCOTT-RODINO ACT AND OTHER RELATED GOVERNMENTAL APPROVALS. Seller shall timely file the "Premerger Notification Report" and other filings and notices required to be made by Seller pursuant to the Antitrust Improvements Act (the "HSR Act"), and pursuant to any applicable state laws, as a result of the transactions contemplated by this Agreement. All such notices, filings and reports to be filed or submitted by Seller as a result of the transactions contemplated by this Agreement shall be in a form prepared or approved by Purchaser. Seller shall further cooperate with Purchaser in the prompt preparation of any filings required by Purchaser under such laws. If the Federal Trade Commission or United States Department of Justice challenges, objects to, prohibits, enjoins or fails to provide any consents or approvals required for the sale of the ACQUIRED STOCK, or any portion thereof, by Seller to Purchaser, then Purchaser may elect, in its sole discretion, to appeal such objection, prohibition or injunction, and Seller shall assist Purchaser with such opposition, notwithstanding any other provision herein to the contrary. Seller and Purchaser shall each bear one-half of the aggregate costs, expenses and fees associated with any such appeal. In that event, the Closing Date shall be extended to such time as all appeals that may be taken by Purchaser of such actions shall have been successfully completed. In the event of a final, nonappealable adjudication by a court of competent jurisdiction enjoining the transactions contemplated by this Agreement under the antitrust laws of the United States or any state with jurisdiction over the properties or business of any of the Acquired Companies or, in the event Purchaser elects not to appeal such injunction or other governmental objection or prohibition, then this Agreement may be cancelled by Purchaser at its sole option by giving written notice to Seller, and both parties shall thereupon be released from any and all obligations and liability related to this Agreement.

SECTION 6.    PRE-CLOSING COVENANTS OF PURCHASER

         6.1 COVENANTS OF PURCHASER. Purchaser agrees that, between the date of this Agreement and the Closing Date, Purchaser shall:

              (a) cooperate with Seller and use its reasonable best efforts to cause the conditions to Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations);

              (b) cooperate with Seller and use reasonable best efforts to obtain all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals under the HSR
Act); and

              (c) shall not interfere in any manner with the business or operations of the Acquired Companies or with the performance of any of the Acquired Companies' employees.

         6.2 CONDITIONS. Purchaser shall use its best efforts to attempt to ensure that the conditions set forth in Section 7 and Section 8.3 are satisfied on a timely basis.

SECTION 7.    CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

              The obligation of Purchaser to purchase the Acquired Stock and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Section 3 hereof shall be true and correct in all respects as of the Closing Date as though made on and as of such date except to the extent that through the passage of time or occurrence of events occurring in the Ordinary Course of Business such representations and warranties are altered in a manner not adverse to the Business or Purchaser.

         7.2 PERFORMANCE. Seller shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed by Seller on or before the Closing Date.

         7.3 NO MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred since the date of the Audited Statements with respect to the Acquired Companies (taken as a whole), their properties, financial condition or prospects.

         7.4 REQUIRED APPROVALS. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and any other governmental filings, authorizations and approvals that are required for the consummation of the Closing including, but not limited to, state licensure, Medicaid and Medicare change of ownership approval (the "REQUIRED APPROVALS"), shall have been obtained. Further, Purchaser shall have received approvals, consents or commitments from Medicare, Medicaid, other third party payors and the fiscal intermediary of the Participating Companies for its continued participation in each program and providing that there shall be no material interruptions in program payments. Notwithstanding the foregoing, in the event Purchaser determines in its sole discretion to obtain a new provider number and a new provider contract with Medicare (as opposed to taking an assignment of Seller's provider number and/or contract), it shall be a condition to Purchaser's obligation to consummate the transactions contemplated hereby that Purchaser shall have been granted such new provider number and entered into such new provider contract with Medicare with respect to appropriate Participating Companies.

         7.5 NO INJUNCTION. There shall not be in effect, as of the Closing Date, any (i) injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser and there shall not be pending or threatened on the Closing Date any action, suit or proceeding by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order, or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser.

         7.6 CLOSING DELIVERABLES. On or prior to the Closing Date, Seller shall have delivered to Purchaser all of the following:

              (a) a certificate from Seller in a form reasonably satisfactory to Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 7.1, 7.2 and 7.3 have been satisfied;

              (b) copies of resolutions, certified by the Secretary of Seller, of Seller's board of directors approving this Agreement and the transactions contemplated by this Agreement;

              (c) certificates of the Secretary of State of the State of Delaware and all other states where any of the Acquired Companies are qualified to do business providing that each such Acquired Company is in good standing;

              (d) a copy of the certificate of incorporation or equivalent governing document for each Acquired Company, certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

               (e) a copy of the bylaws or equivalent governing document for each Acquired Company, certified by an officer of such Acquired Company;

               (f) all stock certificates and other instruments evidencing ownership of each of the Acquired Companies;

               (g) all minutes books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Acquired Company;

               (h) a counterpart executed copy of an assignment agreement in substantially the form attached hereto as EXHIBIT B of Seller's or the Acquired Companies' indemnification rights related to the Acquired Companies under the Agreements listed in Exhibit B;

               (i) resignation letters delivered by members of the Board of Directors and officers of each Acquired Company, effective as of the Closing;

               (j) a legal opinion (subject to certain qualifications and assumptions) of counsel to Seller in the form attached as Exhibit C;

               (k) audited financial statements for each of the Acquired Companies for 1999, 2000 and 2001 together with the period commencing January 1, 2002 through the most recent quarter ending prior to the Closing Date;

               (l) Amendments to the existing employment agreements between Patient Care, Inc. and Elaine Boardman and Louis Tamburro, respectively, providing for their continued employment after the Closing Date and containing such provisions as Purchaser and the above employees shall mutually agree upon, including, but not limited to, extension of the term thereof; and

               (m) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

         7.7 FINANCING. Purchaser shall have received debt and/or equity commitments sufficient to fund the Purchase Price and consummate the transactions contemplated hereby on or prior to June 30, 2002.

         7.8 NEW JERSEY PROPERTIES. For each property owned, leased or operated by any of the Acquired Companies in New Jersey, Seller shall have secured from the New Jersey Department of Environmental Protection ("NJDEP") and provided to Purchaser either (i) a Letter of Non-Applicability under New Jersey's Industrial Site Recovery Act, N.J.S.A. 12:K-6 et seq. ("ISRA"), or (ii) if it is determined that the transactions contemplated at Closing do trigger ISRA, for each of those properties for which ISRA is triggered, a written approval by the NJDEP of a negative declaration affidavit, which affidavit had been submitted by Seller to the NJDEP. Seller shall provide Purchaser with copies of all submissions to, and any correspondence received from, NJDEP regarding ISRA.

         7.9 DUE DILIGENCE. Purchaser shall have performed a comprehensive business, legal (including fraud and abuse and Stark) and financial due diligence review of the Acquired Companies, and shall not, on or prior to June 1, 2002, have given written notice to Seller that it has determined, in its sole discretion, that the Acquired Companies are not acceptable to Purchaser.

         7.10 PRIORITY CARE SETTLEMENT. Seller shall have settled to Purchaser's satisfaction any pending claims against the Acquired Companies referenced in the "Priority Care Schedule" attached hereto.

         7.11 BENEFIT PLAN. To the extent directed by Purchaser prior to the Closing Date, Seller shall have terminated, modified, or otherwise amended the Benefit Plans in such manner as Purchaser shall have directed in writing thirty
(30) days prior to the Closing Date. Any costs or expenses associated with such actions shall be borne by Seller.

              Any condition specified in this Section 7 may be waived by Purchaser in its sole discretion; PROVIDED that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser.

SECTION 8.    CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

              The obligation of Seller to sell the Acquired Stock to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 4 shall be accurate in all material respects as of the Closing Date, as though made on and as of the Closing Date.

         8.2 PERFORMANCE. Purchaser shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed by Purchaser on or before the Closing Date.

         8.3 REQUIRED APPROVALS. The Required Approvals shall have been obtained.

         8.4 NO INJUNCTION. There shall not be in effect, at the Closing Date, any (i) injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the sale of the Acquired Stock by Seller and there shall not be pending or threatened on the Closing Date any action, suit or proceeding by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order, or (ii) or law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the sale of the Acquired Stock by Seller.

         8.5 CLOSING DELIVERABLES. On or prior to the Closing Date, Purchaser shall have delivered to Seller all of the following:

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

               (a) a certificate from Purchaser in a form reasonably satisfactory to Seller, dated the Closing Date, stating that the preconditions specified in Sections 8.1 and 8.2 have been satisfied;

               (b) copies of resolutions, certified by the Secretary of Purchaser, of Purchaser's board of directors approving this Agreement and the transactions contemplated by this Agreement;

               (c) a legal opinion (subject to certain qualifications and assumptions) of counsel to Purchaser that such counsel is of the opinion that the Transaction Documents have been duly authorized by Purchaser and are enforceable against Purchaser in accordance with applicable law;

               (d) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

               Any condition specified in this Section 8 may be waived by Seller in its sole discretion; PROVIDED that no such waiver shall be effective unless it is set forth in a writing executed by Seller.

         8.6 NO MATERIAL ADVERSE CHANGE. No Material Adverse Change shall have occurred since the date of the Audited Statements with respect to the Acquired Companies (taken as a whole), their properties, financial conditions or prospects.

SECTION 9.     TERMINATION OF AGREEMENT

         9.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual written agreement of Seller and Purchaser;

               (b) by Seller or Purchaser, if the Closing has not occurred on or prior to eighteen (18) months from the date of this Agreement; PROVIDED, HOWEVER, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such party's failure to fulfill any of its obligations in any material respect under this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

               (c) by Seller or Purchaser, if there shall be in effect any (i) final, non-appealable injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser;

               (d) by Purchaser, upon breach of any material representation, warranty or covenant on the part of Seller set forth in this Agreement, or if any material representation or warranty of Seller shall have become untrue excluding changes in the Business of the Acquired Companies occurring in the Ordinary Course of Business provided such changes are not adverse to the Business or the Purchaser, in either case such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied (a "TERMINATING SELLER BREACH"); PROVIDED, HOWEVER, that, if such Terminating Seller Breach is curable by Seller through exercise of all reasonable efforts and for so long as Seller continues to exercise such reasonable efforts, Purchaser may not terminate this Agreement under this
Section 9.1(d) for a period of thirty (30) days after written notice; provided Purchaser may terminate before the expiry of such thirty (30) days if during the pendency thereof Purchaser's financing is terminated or an uncurable Material Adverse Change occurs; or

         (e) by Seller, upon breach of any material representation, warranty or covenant on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 8.1 or 8.2 would not be satisfied (a "TERMINATING PURCHASER BREACH"); PROVIDED, HOWEVER, that, if such Terminating Purchaser Breach is curable by Purchaser through exercise of all reasonable efforts and for so long as Purchaser continues to exercise such reasonable efforts, Seller may not terminate this Agreement under this Section 9.1(e) for a period of thirty (30) days after written notice; and PROVIDED FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this Section 9.1.

         Such right of termination shall be exercised by written notice of termination given by the terminating party to the other party hereto in the manner hereinafter provided.

    9.2  EFFECT OF TERMINATION. (a) Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an exclusive election of remedies. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.5 and the CONFIDENTIALITY AGREEMENT will survive.

         (b) Not in limitation of the foregoing, in the event of a termination of this Agreement (a) by Purchaser, pursuant to the provisions of Section 9.1(d) due to a material breach by Seller or the Acquired Companies (by action or omission) of any provision of Sections 5.1 or 5.2 (other than Sections 5.1(j) or 5.2(h), or due to an intentional or grossly negligent breach by Seller or any Acquired Company of Sections 5.1(j) or 5.2(h), which occurs since the date of execution of this Agreement or (b) by Seller, other than pursuant to the provisions of Sections 9.1(a), (b), (c) or (e), Purchaser shall be entitled (i) to payment from Seller of an amount equal to the sum of (A) all out-of-pocket fees, costs and expenses incurred by Purchaser in connection with this Agreement, the negotiation or performance hereof, or any effort to consummate any of the transactions contemplated hereby, plus (B) reasonable fees and disbursements of counsel and court costs incurred by Purchaser in connection with obtaining such payment, and (ii) in the event that on or prior to the date which is one year from the date of termination of this Agreement there shall occur any Change of Control Transaction (defined below), to payment from Seller of an amount equal to the sum of (C) the positive difference, if any, between $1,400,000 and the amount paid or payable by Seller pursuant to item (i) hereof, plus (D) reasonable fees and disbursements of counsel and court costs incurred in connection with obtaining such payment. Purchaser shall not be entitled to any of the above payments in the event of a termination of this Agreement on any other grounds.

SECTION 10.  INDEMNIFICATION RELATED MATTERS; TAXES

     10.1 EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations and warranties set forth in this Agreement shall survive the Closing and shall expire on the twenty-four month anniversary of the Closing Date, provided, that the representations and warranties in Sections 3.7, 3.17, 3.23, and 3.24 on Taxes, Environmental Matters, Medicare and Medicaid and Compliance With Healthcare Laws matters shall survive for the applicable statute of limitations. All of the covenants set forth in this Agreement shall survive the Closing in accordance with their respective terms.

     10.2    INDEMNIFICATION BY SELLER.

             (a) Except for (i) any claims for Damages under this Section 10.2 that properly constitute claims for Taxes under Section 10.3 (which claims shall be governed exclusively by Section 10.3 hereof and not by this Section 10.2) and
(ii) any claims for Damages under this Section 10.2 that properly constitute claims related to Third Party Reimbursement under Section 10.4 (which claims shall be governed exclusively by Section 10.4 hereof and not by this Section 10.2), and (iii) any claims for Damages under this Section 10.2 that properly constitute claims related to the Litigation Accrual under Section 3.27 (which claims shall be exclusively governed by Section 3.27 and not this Section 10.2; provided that (i) the Board of Mediators procedure set forth in Section 10.2(d)(iii) shall govern any dispute between Seller and Purchaser under Section
3.27 and (ii) Section 10.2(b) shall apply to the Litigation Accrual) and subject to the provisions and limitations set forth in this Section 10.2, Seller shall indemnify Purchaser and the Acquired Companies and their respective directors and officers (each, an "INDEMNIFIED PARTY") against any Damages that an Indemnified Party incurs as a result of any misrepresentation or breach of any representation, warranty or covenant of Seller set forth in this Agreement.

             (b) Without limiting the effect of any of the other limitations set forth herein, Seller shall not be required to make any indemnification payment under Section 10.2 hereof with respect to any breach of any of such representations and warranties referenced in this Section 10.2, until the cumulative amount of the Damages incurred by the Indemnified Parties as a result of all such breaches of such representations and warranties exceeds the THRESHOLD AMOUNT (defined below); at which point Seller shall be required to pay the Damages incurred by the Indemnified Parties above the THRESHOLD AMOUNT. The "THRESHOLD AMOUNT" shall be $100,000 and there shall be excluded from the THRESHOLD AMOUNT (i) any and all Damages with respect to Taxes and Third Party Reimbursement which shall be governed exclusively by Section 10.3 and Section 10.4, respectively. The parties agree that as to claims which are the subject of
Section 3.27, the Litigation Accrual shall have been exhausted prior to utilization of the Threshold Amount as to such claims.

          (c) The total amount of the payments that Seller shall be required to make under or in connection with Section 10.2 of this Agreement (including all indemnification payments required to be made to the Indemnified Parties) shall be limited in the aggregate to Thirty-Five Million Dollars ($35,000,000.00)

          (d) All claims for indemnification by any Indemnified Party under
Section 10.2 will be asserted and resolved as follows:

              (i) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.2(a) is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller (a "THIRD PARTY CLAIM"), the Indemnified Party shall deliver a Claim Notice within sixty days to Seller. Seller will notify the Indemnified Party as soon as practicable but in not more than twenty (20) days within the Dispute Period whether Seller disputes its liability to the Indemnified Party under
Section 10.2, and whether Seller desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                  (A) If Seller notifies the Indemnified Party within the Dispute Period that Seller desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.2(d), then Seller will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of Seller, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by Seller to a final conclusion or will be settled at the discretion of Seller (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 10.2); PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to Seller's delivery of the notice referred to in the first sentence of this clause (A), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and PROVIDED FURTHER, that if requested by Seller, the Indemnified Party will, at the sole cost and expense of Seller, provide reasonable cooperation to Seller in contesting any Third Party Claim that Seller elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by Seller pursuant to this clause (A), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.2, with respect to such Third Party Claim.

                  (B) If Seller fails to notify the Indemnified Party within the Dispute Period that Seller desires to defend the Third Party Claim pursuant to
Section 10.2 or if Seller gives such notice but fails to prosecute or settle the Third Party Claim, or if Seller fails to give any notice whatsoever within the Dispute Period in respect of the foregoing, then the Indemnified Party will have the right to defend, at the sole cost and expense of Seller, the Third Party Claim by all commercially reasonable proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, Seller will, at its sole cost and expense, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Seller may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (B), and Seller will bear its own costs and expenses with respect to such participation.

            (C) If Seller notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.2, or fails to notify the Indemnified Party within the Dispute Period that it disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Damages in the amount specified in the Claim Notice will be conclusively deemed a liability of Seller under Section 10.2, and Seller shall pay the amount of such Damages to the Indemnified Party on demand. If Seller has timely disputed its liability with respect to such claim, Seller and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with paragraph (iii) of this Section 10.2(d).

      (ii)  In the event any Indemnified Party should have a claim under Section
10.2 against Seller that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice within sixty (60) days to Seller. If Seller notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period that Seller disputes the claim described in such Indemnity Notice, the Damages in the amount specified in the Indemnity Notice will be conclusively deemed a liability of Seller under Section 10.2, and Seller shall pay the amount of such Damages to the Indemnified Party on demand. If Seller has timely disputed its liability with respect to such claim, Seller and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with paragraph (iii) of this Section 10.2.

      (iii) Any dispute arising under this Section 10.2 between the parties hereto or between a party hereto and any Indemnified Party that is not a party hereto which is not resolved by mutual agreement prior to the expiration of the applicable Resolution Period, shall, upon the written request of one or more parties to such dispute, be finally and conclusively determined by the decision of a board of mediators consisting of three (3) members (hereinafter sometimes called the "BOARD OF MEDIATORS") selected as hereinafter provided. Each of the Indemnified Party and Seller shall, within ten (10) working days of receipt of written request from the aforementioned, select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within ten (10) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the

Indemnified Party. Each of the Indemnified Party and Seller shall submit to the Board of Mediators the amount, if any, such party reasonably believes Seller is required to pay the Indemnified Party in respect of a claim filed by the Indemnified Party together with any supporting documentation necessary or appropriate to calculate such amount. The Board of Mediators shall meet in Boston, Massachusetts or such other place as a majority of the members of the Board of Mediators determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Mediators) stating solely whether they agree with the amount submitted by Seller or the amount submitted by the Indemnified Party. The Board of Mediators' decision shall be limited to choosing between the two amounts presented and they shall not be permitted to disagree with both amounts submitted nor shall they be permitted to deviate from such amounts or propose an alternative resolution to the dispute. In connection with rendering its decisions, the Board of Mediators shall adopt and follow such rules and procedures as a majority of the members of the Board of Mediators deems necessary or appropriate. In the event that one of the parties to the dispute fails to appoint its member to the Board of Mediators within such ten (10) working day period, then the sole member appointed by the other party shall constitute the Board of Mediators for purposes of resolving such dispute. The decision of the Board of Mediators shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Mediators shall cause its written decision to be delivered to the Indemnified Party and Seller. The decision of the Board of Mediators shall be final, binding and conclusive on the Indemnified Party and Seller and entitled to be enforced to the fullest extent permitted by law and judgment on the award may be entered in any court of competent jurisdiction. Except as may otherwise be agreed to in each instance by the parties, the prevailing party in any dispute resolved under this Section 10.2(d) shall be entitled to reimbursement from the losing party of reasonable fees and disbursements of counsel, together with the fees and expenses of the Board of Mediators.

      10.3  TAX MATTERS

            (a) From and after the Closing Date until 90 days after the expiration date of the applicable statute of limitations, Seller agrees to indemnify Purchaser and each Acquired Company against all Taxes: (i) relating to any Acquired Company (including Taxes arising out of the matters described in the LITIGATION SCHEDULE) for (A) any taxable period that ends on or before the Closing Date or (B) the portion ending on the Closing Date of any taxable period ending after the Closing Date; (ii) imposed on any Acquired Company under Treasury Regulations section 1.1502-6 or any similar state, local or foreign provision; PROVIDED, HOWEVER, that no indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of any Acquired Company occurring after the Closing; or (iii) relating to the failure of Seller to be the common parent of an affiliated group (as defined in Code section 338(h)(5)) of which the Acquired Companies, on and before the Closing Date, are members or the failure of such affiliated group to file consolidated federal income tax returns for all periods of the Acquired Companies ending on or before the Closing Date. Any indemnity payment made hereunder by Seller to Purchaser shall, in accordance with Section 10.3(k)(i), be treated as an adjustment to the Purchase Price for Tax purposes; PROVIDED, HOWEVER, that to the extent all or any portion of any indemnification payment made pursuant to this Section

10.3 is finally determined by an applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to Purchaser, then Seller shall also indemnify Purchaser for the amount of Taxes to be paid on such claim.

          (b) From and after the Closing Date until the expiration date of the applicable statute of limitations, Purchaser and the Acquired Companies shall indemnify Seller and its Affiliates against all Taxes resulting from any transaction of any such Acquired Company occurring after the Closing. Any indemnity payment made hereunder by Purchaser to Seller shall, in accordance with Section 10.3(k)(i), be treated as an adjustment to the Purchase Price for Tax purposes; PROVIDED, HOWEVER, that to the extent all or any portion of any indemnification payment made pursuant to this Section 10.3 is finally determined by an applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to Seller, then Purchaser shall also indemnify Seller for the amount of Taxes to be paid on such claim.

          (c) Payment by the Tax indemnitor of any amount due under this Section
10.3 shall be made within ten days following written notice by the Tax indemnitee that payment of such amounts to the appropriate Tax authority is due; PROVIDED, that, the Tax indemnitor shall not be required to make any payment earlier than five days before it is due to the appropriate Tax authority. The provisions of the immediately preceding sentence shall apply with respect to a payment of Tax that is due despite the fact that the Tax is being contested; PROVIDED, HOWEVER, that the Tax indemnitor may post a bond or take any other action (that does not have any cost to, or adverse effect on, the Tax indemnitee) that prevents the payment of the Tax from becoming due.

          (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the portion of the period ending on the Closing Date shall be (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit that cannot be prorated pursuant to clause (ii) of the immediately preceding sentence shall be prorated based upon the fraction employed in clause (i) thereof.

          (e) Seller may elect to direct, through Tax counsel of its own choosing (subject to Purchaser's approval, which shall not be unreasonably withheld) and at its own expense, the portion of any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 10.3(a) (that portion of any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "CONTEST" provided that Purchaser may participate, at Purchaser's expense, in the Contest, and provided further that Seller may not settle any such Contest without Purchaser's approval if the effect of such settlement would be to increase Purchaser's Tax liability following the Closing). If Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability, notify Purchaser in writing of its intent to do so and may not thereafter contest its obligation to indemnify Purchaser with respect to the subject matter of such Contest (but only with respect to such Taxes that are determined by the applicable Tax authority in such Contest to be Taxes that relate to any date, period, or portion of a period ending before the Closing Date), and Purchaser shall (i) cooperate and shall cause each Acquired Company or its respective successor or successors to cooperate, at Seller's expense, in each phase of such Contest and (ii) promptly empower and shall cause the Acquired Companies or their respective successors promptly to empower (by power of attorney and such other documentation as may be reasonably necessary and appropriate) such representatives of Seller as it may designate (subject to Purchaser's approval, which shall not be unreasonably withheld) to represent Purchaser or the Acquired Companies or their respective successors in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 10.3(a). If Seller elects not to direct the Contest, fails to notify Purchaser of its election as herein provided or contests its obligation to indemnify under Section 10.3(a), Purchaser or any Acquired Company may pay, compromise or contest such asserted Tax liability; provided, however, that such payment, compromise or contest shall in no event minimize or waive Seller's liability to Purchaser. In any event, Seller may participate, at Seller's expense, in the Contest.

          (f) Seller shall prepare and file in a timely fashion any Tax Returns and schedules relating to the Acquired Companies for the period ending on or before the Closing Date and shall pay or discharge any and all Taxes received on such Tax Returns. Such Tax Returns and schedules shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. Seller shall provide Purchaser with a copy of such Tax Returns, and the documentation related thereto, prior to their filing. Purchaser shall prepare or cause each Acquired Company to prepare any Tax Return relating to such Acquired Company for any period ending after the Closing Date.

          (g) The parties agree to an allocation of the Purchase Price attributable to Section 11.1 of Five Million Dollars ($5,000,000) for the purposes of IRS reporting.

          (h) All tax sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

          (i) Subject to the agreements in the other subsections of this Section 10.3, Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Acquired Companies for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) 90 days after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 10.3(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            (j) Purchaser agrees to assume liability for and to pay all sales, use, transfer, stamp, stock transfer, real property transfer and similar Taxes incurred as a result of the Closing Transactions contemplated hereby.

            (k) The Parties agree as follows with respect to the following miscellaneous Tax matters:

                  (i) The parties agree to treat all indemnification payments made under this Agreement as adjustments to the Purchase Price for Tax purposes;

                  (ii) Section 10.3 shall be the sole provision governing Tax matters and indemnities therefor under this Agreement;

                  (iii) For purposes of this Section 10.3 all references to Purchaser, Seller, and the Acquired Companies include successors; and

                  (iv) The covenants and agreements of the parties hereto contained in this Section 10.3 shall survive the Closing and shall remain in full force and effect until 90 days after the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Seller under Section 10.3(a) of this Agreement or by Purchaser under Section 10.3(b) of this Agreement.

      10.4 THIRD PARTY REIMBURSEMENT. Seller shall be responsible for every liability of every kind or nature, known or unknown, to Medicare, Medicaid or CHAMPUS resulting, arising from or relating to services rendered by the Acquired Companies prior to the Closing Date, regardless of when any such claim is made, including, without limitation, any amounts for any claims for reimbursement to the Acquired Companies under Medicare, Medicaid or CHAMPUS for which it is determined that Seller is not entitled, and for which Purchaser incurs liability or expense. Seller shall pay the full amount owed to Purchaser pursuant to this
Section 10.4 within ten (10) days of receipt from Purchaser of evidence of such liabilities. Seller shall retain the obligation to indemnify Purchaser for any losses arising out of any such claim including any losses resulting from a good faith settlement or compromise of any such claim by Seller. If it shall later be determined that Seller has reimbursed Purchaser for liabilities pursuant to this
Section 10.4 that are
subsequently credited or refunded to Purchaser by Medicare, Medicaid or CHAMPUS, Purchaser shall pay to Seller such excess amounts within ten (10) days of Purchaser's receipt of such credits or refunds. Seller and the Acquired Companies shall promptly pay over to Purchaser all revenues, if any, received by Seller from Medicare, Medicaid and CHAMPUS with respect to services performed by Purchaser.

SECTION 11. SECTION 11. ADDITIONAL COVENANTS

      11.1 COVENANT OF SELLER NOT TO COMPETE: NONSOLICITATION. In consideration of the Purchase Price to be received under this Agreement and the other obligations of Purchaser hereunder, Seller, for itself and its subsidiaries, agrees that, for a period of three (3) years after the Closing Date, it shall not directly or indirectly, do any of the following:

            (a) own, manage, operate, control, act as consultant or advisor to, render any services for, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation or control of any person, firm, partnership, corporation, or other entity that is engaged in the home health industry (the "BUSINESS") anywhere within North America; PROVIDED, HOWEVER, that the following items shall in no way breach, violate, or otherwise in any manner conflict with the noncompetition covenant in the preceding clause: (i) the ownership of not more than five percent (5%) of any class of securities of any Person that engages in the Business and has a class of securities registered pursuant to Section 12 of the Exchange Act and (ii) Seller's current or future increased ownership interests in or management positions held by Seller's employees in Vitas; provided; however, from and after such time as Seller has the ability to elect through voting securities or otherwise a majority of the Board of Directors of Vitas, Seller agrees that the provision set forth in (ii) above shall be limited to its ownership interest and management positions in Vitas as then operated; or

            (b) solicit (i) the Business of any Person who to Seller's Knowledge is a customer of the Acquired Companies or any Business from any Person who was a customer or account of any of the Acquired Companies or (ii) solicit either for employment or retention as consultant or contractor any Person who was an employee, consultant or contractor of any of the Acquired Companies at the time of the Closing or within the preceding one year period.

      11.2 CONFIDENTIALITY. Seller shall (a) treat and hold as confidential for a period of three (3) years following the Closing Date any information concerning the business and affairs of the Acquired Companies that is not available to the public as of the date of this Agreement, unless such information becomes publicly available during such three-year period through no breach of this covenant by Seller (the "CONFIDENTIAL INFORMATION"), (b) refrain from using any of the CONFIDENTIAL INFORMATION, except in connection with this Agreement, and (c) deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the CONFIDENTIAL INFORMATION which are in Seller's possession or under Seller's control. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any CONFIDENTIAL INFORMATION, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order at Purchaser's expense or waive compliance with the provisions of this Section
11.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller on the advice of counsel, is compelled to disclose any CONFIDENTIAL INFORMATION to any tribunal or else stand liable for contempt, Seller may disclose the CONFIDENTIAL INFORMATION to the tribunal; PROVIDED, HOWEVER, that such disclosing Person shall use his or its reasonable best efforts to obtain, at the expense and request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such expense and portion of the CONFIDENTIAL INFORMATION required to be disclosed as Purchaser shall designate.

       11.3 INSURANCE. Seller shall ensure that any person who immediately, prior to the Closing Date, served as a director or officer of Seller and who, upon the Closing becomes an employee, officer or director of Purchaser or an Acquired Company, continues to be covered by Seller's Directors and Officers liability insurance policy with respect to actions or omissions arising through the Closing Date and until the expiration of any applicable statute of limitations.

       11.4   RESERVED.

       11.5 BONUSES. Purchaser acknowledges that the Closing Date Balance Sheet will include an accrual of 2002 bonuses for employees of the Acquired Companies for bonus compensation earned but not paid as of the Closing Date which Purchaser agrees to fund consistent with past practices pursuant to a schedule provided by Seller to Purchaser at the Closing which schedule shall, as to each employee, be consistent with past practices as to amount and allocation. Notwithstanding the above, nothing in this Section 11.5 is intended to alter or amend the parties obligations under Section 1.4 hereof.

       11.6 CAFETERIA PLAN. After the Closing, the Acquired Companies shall each remain a participating employer under the Chemed Corporation Flexible Benefits Plan (the "Cafeteria Plan") until December 31, 2002. The provisions of the Cafeteria Plan shall apply to employees of the Acquired Companies during the period from the Closing Date until December 31, 2002 in the same manner as provided to all other participants. The Purchaser and the Acquired Companies shall have no obligations with respect to the Cafeteria Plan at any time other than to remit payments as reimbursement for benefits under flexible spending accounts. The Acquired Companies shall be entitled to retain any contributions made by participants employed by the Acquired Companies that are not used for benefits and thereafter forfeited on March 31, 2003.

       11.7 DIVISIBILITY. Seller acknowledges that all of the foregoing provisions of Section 11 are reasonable and are necessary to protect and preserve the value of the Acquired Companies and to prevent any unfair advantage being conferred on Seller. If any of the covenants set forth in this Section are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein shall be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein shall be deemed to comprise the larger territory permissible by law under the circumstances.

SECTION 12. SECTION 12. MISCELLANEOUS PROVISIONS

      12.1  TIME OF ESSENCE. Time is of the essence of this Agreement.

      12.2 COMPLIANCE WITH LAWS. Purchaser and Seller shall execute such agreements and other documents, and shall take such other actions, as Seller and Purchaser, as the case may be, may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

      12.3 PUBLICITY. No press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by Purchaser or Seller or any of their respective Affiliates or Associates at any time (whether prior to, at or after the Closing) without the prior consent of Seller and Purchaser, which consent shall not be unreasonably withheld.

      12.4 ACCESS OF SELLER TO BOOKS AND RECORDS. At all times after the Closing Date, Purchaser shall give Seller and Seller's agents reasonable access to the books and records of the Acquired Companies (to the extent such books and records relate to the period prior to the Closing Date).

      12.5 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated thereby; PROVIDED, HOWEVER, that Purchaser shall deliver to Seller at Closing [$22,500] in respect of HSR Act filing fees previously paid by Seller in connection with the transactions contemplated by this Agreement.

      12.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

      12.7 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received personally, by fax, mail or overnight delivery service by the intended recipient at the following address or fax number (or at such other address or fax number as the intended recipient shall have specified in a written notice given to the other party hereto):

if to Purchaser:

PCI Holding Corp.
c/o Schroder Ventures Life Sciences Advisers, Inc.
60 State Street
Boston, MA 02109
Attention: Arthur W. Stratton, Jr. M.D.

with a copy to:

McDermott, Will & Emery
28 State Street
Boston, MA 02109
Attn: Christopher J. Donovan, Esq.
Fax: (617) 535-3800

if to Seller:

Chemed Corporation
2600 Chemed Center
255 East 5th Street
Cincinnati, OH 45202-4726
Attn: Kevin J. McNamara, President and Chief Executive Officer
Fax: (513) 762-6919

with a copy to:

Dinsmore & Shohl, LLP
1900 Chemed Center
255 East 5th Street
Cincinnati, OH 45202
Attention: Clifford A. Roe, Jr., Esq.

     12.8 TABLE OF CONTENTS AND HEADINGS. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     12.9 ASSIGNMENT. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto, which shall not be unreasonably withheld.

     12.10 PARTIES IN INTEREST. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto and the Persons (in addition to the parties hereto) that may be entitled to indemnification pursuant to Section 10 of this Agreement.

     12.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          12.12 ENTIRE AGREEMENT. This Agreement, and the Confidentiality Agreement set forth the entire understanding of Purchaser and Seller and supersede all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof and thereof. Regardless of any termination of this Agreement or any closing of the transactions contemplated by this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

          12.13 WAIVER. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          12.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Seller.

          12.15 INTERPRETATION OF AGREEMENT.

                (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

                (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                (c) As used in this Agreement, the words "INCLUDE" and "INCLUDING," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "WITHOUT LIMITATION."

                (d) References herein to "SECTIONS," "EXHIBITS," and "SCHEDULES" are intended to refer to Sections of and Exhibits and Schedules to this Agreement.

          12.16 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           [Signature Pages to Follow]

         IN WITNESS WHEREOF, Purchaser and Seller have caused this Stock Purchase Agreement to be executed as of the date first written above.

PCI HOLDING CORP.


By: /s/ Arthur W. Stratton, M.D.
    ---------------------------
Name:  Arthur W. Stratton, M.D.
       ------------------------
Title: President
       ------------------------

CHEMED CORPORATION

By:  /s/ Kevin J. McNamara
     --------------------------
Name:  Kevin J. McNamara
       ------------------------
Title: President and CEO
       ------------------------

                                  EXHIBIT A TO
                            STOCK PURCHASE AGREEMENT

                                  DEFINED TERMS

For purposes of this Agreement (including the Schedules thereto):

"ACQUIRED COMPANIES" shall have the meaning specified in the recitals to this Agreement.

"ACQUIRED STOCK" shall have the meaning specified in the recitals to this Agreement.

"ADJUSTED NET WORKING CAPITAL" means the Initial Working Capital MINUS any amount of the account receivable total line item on the Closing Date Balance Sheet that remains unpaid on the Realization Date net of reserves.

"AFFILIATE" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "CONTROL" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

"AGREEMENT" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

"ASSOCIATES" of a Person shall include:

          (a) such Person's Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives; and

          (b) all directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's Affiliates.

"UNAUDITED STATEMENTS" shall have the meaning set forth in Section 3.5(a).

"BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, sick time, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that: (i) is not an Employee Plan; (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller, the Acquired Companies and/or any of its ERISA Affiliates; and (iii) covers any employee or independent contractor, whether or not currently providing services to Seller, the Acquired Companies, or any ERISA Affiliate.

"BENEFIT PLANS" shall have the meaning set forth in Section 3.13(a).

"BOARD OF MEDIATORS" shall have the meaning set forth in Section 10.2(d)(iii).

"BUSINESS" shall have the meaning set forth in Section 11.1(a).

"CAPITAL STOCK" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

"CHANGE OF CONTROL" shall mean with respect to Seller or any Acquired Company the occurrence of any of the following events: (a) there shall be consummated any consolidation, merger or share exchange (i) in which Seller or any Acquired Company is not the continuing or surviving entity or (ii) pursuant to which the stock of Seller or any Acquired Company is converted into cash, securities or other property; (b) all or substantially all of Seller's or any Acquired Company's properties and assets on a consolidated basis are sold or otherwise disposed of to any party or parties in any one transaction or series of transactions; or (c) any party or parties acting together with any affiliates thereof, shall acquire beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of 50% or more of the voting stock of Seller or any Acquired Company.

"CLAIM NOTICE" means written notification pursuant to Section 10.2(d) of a Third Party Claim as to which indemnity under Section 10.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against Seller under Section 10.2, together with the amount or, if not then reasonably ascertainable, the estimated amount determined in good faith, of such Third Party Claim.

"CLOSING" shall have the meaning set forth in Section 2.1.

"CLOSING DATE" shall mean the time and date as of which the Closing actually takes place.

"CLOSING DATE BALANCE SHEET" means an unaudited combined balance sheet for the Acquired Companies as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not consummated the transactions contemplated by this Agreement) prepared in accordance with and applied on a basis consistent with the Latest Balance Sheet (subject to the same types of adjustments, including cutoff adjustments, as reflected in the Latest Balance Sheet, as well as being subject to the same inclusions, exclusions and exceptions set forth on the FINANCIAL STATEMENTS

SCHEDULE); PROVIDED, HOWEVER, that the allowance for doubtful accounts amount in the Closing Date Balance Sheet shall be the same amount as that set forth in the Latest Balance Sheet.

"CLOSING TRANSACTIONS" shall have the meaning set forth in Section 2.2.

"COBRA" shall have the meaning set forth in Section 3.13(a).

"CODE" means the United States Internal Revenue Code of 1986, as amended.

"CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 11.2.

"CONFIDENTIALITY AGREEMENT" shall mean the letter agreement, dated as of February 14, 2002, between Chemed Corporation and Schroder Ventures Life Science Advisers, Inc.

"CONTEST" shall have the meaning specified in Section 10.3(e).

"DAMAGES" shall mean losses, costs, including reasonable attorney fees for which an Indemnified Party shall have the right to receive reimbursement pursuant to
Section 10 hereof, including, but not limited to, direct, indirect, consequential and actual losses.

"DETERMINATION DATE" has the meaning set forth in Section 1.4(b).

"DISCLOSURE SCHEDULE" shall have the meaning set forth in Section 3.

"DISPUTE NOTICE" means written notification during the Dispute Period to an Indemnified Party stating that Seller disputes its liability under Section 10.2 to such Indemnified Party with respect to the Indemnified Party's Claim Notice or Indemnity Notice.

"DISPUTE PERIOD" means the period ending 30 calendar days following receipt by Seller of either a Claim Notice or an Indemnity Notice.

"EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that: (i) is subject to any provision of ERISA; (ii) is maintained, administered or contributed to by Seller, any Acquired Company or any of its ERISA Affiliates; and (iii) covers any employee or independent contractor, whether or not currently providing services to Seller, any Acquired Company or any ERISA Affiliate.

"ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, interference, proxy, option, right of first refusal, preemptive right, community property interest, impediment, limitation, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, rules, codes, judgments, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

"ERISA" shall have the meaning set forth in Section 3.13(a).

"ERISA AFFILIATE" means the Acquired Companies or any entity that would be deemed a "single employer" with Seller or any Acquired Company under Section 414(b)(c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974 ("ERISA").

"ESCROW AGENT" shall mean an institutional lender mutually agreeable to the parties.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"FINANCIAL STATEMENTS" shall have the meaning set forth in Section 3.5. "GAAP" means, at any given time, generally accepted accounting principles of the United States, consistently applied.

"HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

"INDEMNITY ESCROW AMOUNT" shall have the meaning set forth in Section 1.3.

"INDEMNITY ESCROW AGREEMENT" shall mean the escrow agreement between Seller, Purchaser and Escrow Agent substantially in the form required by Escrow Agent.

"INDEMNITY NOTICE" means written notification pursuant to Section 10.2 of a claim for indemnity under Section 10.2 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

"INDEPENDENT ACCOUNTING FIRM" has the meaning set forth in Section 1.4(b).

"INITIAL NET WORKING CAPITAL" means the Net Working Capital of the Acquired Companies on the Closing Date Balance Sheet which shall in no event be less than $26,922,306.

"INSIDER" means, (i) any executive officer or director of Seller, any of the Acquired Companies, or any Affiliate of Seller (ii) any stockholder owning beneficially 5% or more of the Capital Stock of Seller (excluding any Person not otherwise referenced in clauses (i), (iii) or (iv) hereof that has filed, with respect to Seller, a beneficial ownership report on Schedule 13G under the Exchange Act), (iii) any partner of Seller or any of the Acquired Companies, or
(iv) any Affiliate of Seller or any of the Acquired Companies, or any entity in which any such Person owns a controlling interest.

"ISRA" shall have the meaning set forth in Section 7.7.

"KNOWLEDGE" means, with respect to a Person, the actual knowledge (after reasonable investigation and inquiry) of such individual, or if the Person is a corporation, the actual knowledge (after reasonable investigation and inquiry) of the officers, directors, branch managers, and any employees or contractors of such Person who have financial oversight responsibilities of such Person with respect to the particular matter in question.

"LATEST BALANCE SHEET" shall have the meaning set forth in Section 3.5.

"LEASES" has the meaning set forth in Section 3.20.

"LICENSES" means all permits, licenses, franchises, certificates, approvals and other authorizations of third parties or foreign, federal, state or local governments or other similar rights including, but not limited to, applicable state healthcare licenses, Medicare and Medicaid provider agreements and certifications.

"LIENS" means, except with respect to any and all Permitted Encumbrances, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller or any Affiliate, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to any of the Acquired Companies under a lease which is not in the nature of a conditional sale or title retention agreement.

"MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any material adverse effect on, or change in, the Business, financial condition, results of operations, prospects or properties of the Acquired Companies, taken as a whole.

"MATTER" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

"NEGOTIATION PERIOD" shall have the meaning set forth in Section 1.4(b).

"NET WORKING CAPITAL" means, as of any date, the amount set forth on the balance sheet of the Acquired Companies, on a consolidated basis, as of such date, equal to the difference of (x) the sum of the amounts from such balance sheet of the following current asset accounts of the Acquired Companies: (A) cash and cash equivalents, (B) cash clearing (which includes only payments against accounts receivable), (C) restricted cash, (D) accounts receivable, (E) prepaid expenses,
(F) deferred taxes - current, and (G) other current assets, MINUS (y) the sum of the amounts from such balance sheet of the following current liability accounts of the Acquired Companies: (A) payroll and related liabilities, (B) accounts payable, (C) Federal and State Income Taxes - payable, and (D) other accrued liabilities.

"NET WORKING CAPITAL ADJUSTMENT" means the positive or negative difference of:
(x) the Initial Net Working Capital MINUS (y) the Adjusted Net Working Capital.

"ORDINARY COURSE OF BUSINESS" means the ordinary course of any of the Acquired Companies' businesses, in each case consistent with past practice.

"PARTICIPANT" shall have the meaning set forth in Section 11.4.

"PARTICIPATING COMPANIES" shall have the meaning set forth in Section 3.23.

"PERMITTED ENCUMBRANCES" shall mean: (A) statutory liens for current taxes or other governmental charges with respect to such property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which reserves are included in the Financial Statements;
(B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over such property which are not violated by the current use and operation of such property; and (D) covenants, conditions, restrictions, easements and other matters of record affecting title to such property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of such property; (E) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (F) pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance pension or other employee benefits; (G) any Lien renewing, extending or refunding any Lien permitted hereunder; and (H) Liens and imperfections of title the existence of which would not materially affect the use of the property subject thereto, consistent with past practice.

"PERSON" shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality including, but not limited to, employees and customers of any party.

"PROPOSAL" shall have the meaning set forth in Section 5.7(b).

"PROPOSAL INTEREST" shall have the meaning set forth in Section 5.7(a).

"PROPRIETARY RIGHTS" means the following matters solely related to the business of the Acquired Companies only: (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) Internet domain names and web sites, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), and (vii) license agreements related thereto.

"PURCHASE PRICE" shall have the meaning specified in Section 1.2.

"PURCHASER" shall mean [Purchaser NEWCO], a Delaware Corporation.

"PURCHASER 401(k) PLAN" shall have the meaning specified in Section 11.4.

"REALIZATION DATE" shall have the meaning set forth in Section 1.4(a).

"REQUIRED APPROVALS" shall have the meaning specified in Section 7.4.

"RESOLUTION PERIOD" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

"SELLER" shall mean Chemed Corporation, a Delaware corporation.

"SEC" means the Securities and Exchange Commission of the United States.

"SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"SUBSIDIARY" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

"TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

"TAXES" means any federal, state, local, or foreign income, gross receipts, sales, use, employment, unemployment, franchise, profits, property or other taxes, stamp taxes and duties, assessments or charges of any kind whatsoever (whether direct or withholding taxes), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, and together with out-of-pocket expenses associated with the reasonable attorney fees for which Purchaser or the Acquired Companies shall have the right to receive reimbursement pursuant to Section 10 hereof.

"TERMINATING PURCHASER BREACH" shall have the meaning set forth in Section
9.1(e).

"TERMINATING SELLER BREACH" shall have the meaning set forth in Section 9.1(d).

"THIRD PARTY CLAIM" shall have the meaning set forth in Section 10.2(d)(i).

"THRESHOLD AMOUNT" shall have the meaning specified in Section 10.2(b).

"TRANSACTION DOCUMENTS" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

"TREASURY REGULATIONS" means the United States Treasury Regulations promulgated pursuant to the Code.

"UCC" means the Uniform Commercial Code.

"WARN" shall have the meaning set forth in Section 3.12.

                               INDEX OF SCHEDULES

EXHIBITS

Exhibit A - List of Defined Terms
Exhibit B - Form of Assignment Agreement
Exhibit C - Form of Opinion of Seller's Counsel

SCHEDULES

Acquired Companies Schedule
Medicare and Medicaid Cost Report Schedule (includes breakdown of Section 1.4(d)
    amounts to be remitted to Seller and open cost reports)
Organization Schedule
Conflicts Schedule
Financial Statements Schedule
Developments Schedule
Taxes Schedule
Proprietary Rights Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Employees Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Compliance Schedule
Environmental Schedule
Contracts Schedule
Real Estate Schedule
Undisclosed Liabilities Schedule
Affiliated Transactions Schedule
HIPAA Schedule
Priority Care Schedule

                                    Exhibit B

                          Form of Assignment Agreement

                 to be issued pursuant to Section 7.6(h) of that
                 certain Stock Purchase Agreement by and between
                    PCI Holding Corp. and Chemed Corporation
                                (the "Agreement")

         This Assignment Agreement (the "Agreement") entered into as of
October 11, 2002 by and among (i) PCI Holding Corp., PCI-A Holding Corp., each Delaware corporations (collectively, "Purchaser"), (ii) Chemed Corporation, a Delaware corporation ("Seller"), and (iii) the Acquired Companies (as defined in the Agreement). Capitalized terms used in this Agreement have the same meaning set forth in the Agreement.

                                 R E C I T A L S

A. Seller, through the Acquired Companies, is engaged in the business of permanent placement and temporary staffing of nursing personnel and the direct delivery of home health services.

B. Seller is selling and Purchaser is purchasing all of the Capital Stock of the Acquired Companies of Seller pursuant to the terms of the Agreement.

C. Pursuant to Section 7.6(h) thereof, the Seller is required to deliver to Purchaser an assignment of Seller's and the Acquired Companies indemnification rights under the Asset Purchase Agreements and Stock Purchase Agreements listed in Exhibit A hereto (the "Prior Agreements").

         NOW, THEREFORE, for consideration, the receipt and sufficiency of which is hereby acknowledged the parties hereby agree as follows:

         1. Seller and the Acquired Companies hereby assign to Purchaser all rights to indemnification, reimbursement and recourse against the counterparties to any of the Prior Agreements or any agreement executed in connection with or pursuant thereto. Seller and the Acquired Companies represent and warrant that no notice, consent, or other action is required by any other party to deliver this Assignment and that same does not conflict with the Prior Agreements.

         2. Nothing in this Assignment is intended to transfer to Purchaser any liabilities under the Prior Agreements, except to the extent set forth in the Stock Purchase Agreement.

         3. Seller and the Acquired Companies agree to promptly provide copies of any notices received by the Seller or Acquired Companies in connection with any of the Prior Agreements promptly but, in any event, within five (5) business days of the receipt thereof.

         4. Nothing in this Agreement is intended to conflict with, alter, or amend the terms of the Agreement which, in the event of a conflict between the terms hereof and such Agreement, the Agreement shall control the agreement of the parties.

IN WITNESS WHEREOF, the parties have executed this document this 11 day of October, 2002.

                                               PCI HOLDING CORP.


                                               By: /s/ Alison K. Gilligan
                                                  ------------------------------
                                                  Its: EVP-Secretary


                                               PCI-A HOLDING CORP.


                                               By:  Alison K. Gilligan
                                                  ------------------------------
                                                  Its: EVP-Secretary


                                               CHEMED CORPORATION


                                               By: /s/ Timothy O'Toole
                                                  ------------------------------
                                                  Its: Executive Vice President
                                                       & Treasurer


                                               CARING COMPANIONS, INC.


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               ELDER CARE SOLUTIONS, INC.


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               GEORGIA NURSING SERVICES, INC.


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               MEDICAL PERSONNEL
                                               SERVICES, INC.


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               NATIONAL HOME CARE, INC.


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               PATIENT CARE, INC. - ILLINOIS


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               PATIENT CARE MEDICAL
                                               SERVICES, INC. (NEW JERSEY)


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               PATIENT CARE MEDICAL
                                               SERVICES, INC. (OHIO)


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               PRIORITY CARE, INC.


                                               By: /s/ N C Dallob
                                                  ------------------------------
                                                  Its: Assistant Secretary


                                               PATIENT CARE, INC.


                                               By: /s/ Timothy O'Toole
                                                  ------------------------------
                                                  Its: CEO

                                    Exhibit C

                              FORM OF LEGAL OPINION

                   to be issued pursuant to Section 7.6(j) of
                      that certain Stock Purchase Agreement
                                 by and between
           PCI Holding Corp. and Chemed Corporation (the "Agreement")

         Capitalized terms used herein but not otherwise defined shall have the meanings attributed to such terms in the Agreement.

A.       To be given by Dinsmore & Shohl:

         1. Seller and each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Seller and each Acquired Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary.

         2. Seller has the authority to own, operate and sell the Acquired Companies. Seller and each Acquired Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby and to carry out its respective obligations thereunder. Seller and each Acquired Company has taken all necessary corporate action to authorize the execution and delivery by it of each such Transaction Document to which it is a party, and the performance of its respective obligations thereunder or the consummation of the transactions contemplated thereby.

         3. Each officer who has executed the Transaction Documents on behalf of Seller and each Acquired Company has the authority to bind such party to the terms and conditions of the Transaction Documents.

         4. Seller and each Acquired Company has duly executed and delivered each of the Transaction Documents to which it is party, and each such Transaction Document constitutes the legal, valid and binding obligation of Seller and each such Acquired Company, as the case may be, enforceable in accordance with its terms.

         5. The execution, delivery and performance by Seller and each Acquired Company of the Transaction Documents to which it is a party, and compliance by Seller or any such Acquired Company with the terms and provisions thereof, will not contravene or conflict with the articles of incorporation or bylaws of Seller or such Acquired Company.

         6. The shares of capital stock listed on the Organization Schedule to the Agreement constitute all the issued and outstanding shares of all classes of Capital Stock issued by each Acquired Company as of the Closing Date. There are no outstanding or authorized subscriptions, options, warrants, calls, rights (including preemptive rights) or any other agreements or commitments of any nature with respect to such Capital Stock (other than the Agreement). All of the issued and outstanding shares of Capital Stock of the Acquired Companies have been duly authorized, are validly issued, and are fully paid and nonassessable. The delivery of certificates at the Closing representing the Acquired Stock in the manner provided in the Agreement will transfer to Purchaser or its designees, directly or indirectly, good and valid title to the Acquired Stock, which constitutes all of the outstanding capital stock of or other ownership interests in each Acquired Company, in each case, free and clear of all Liens and Encumbrances.

         7. As to various questions of fact material to the opinions we shall rely upon accuracy of representations made in the Stock Purchase Agreement (the "Agreement") and upon certificates of the Seller and Acquired Companies as to factual matters not within our express knowledge.

         8. We shall assume the due execution, delivery and the authenticity and the genuineness of the signatures on all documents submitted to us as originals; the legal capacity of all signing parties to such documents; the conformity to original documents of all photostatic copies of such document submitted to us; that the Agreement constitutes the valid and binding obligation of Purchaser under applicable law; and that the Agreement is delivered for adequate consideration.

         9. We shall assume that the records of the proceedings of the stockholders and directors of the Seller and Acquired Companies furnished to us are complete and include all such records and reflect the actions actually taken by the stockholders and directors of such companies.

         10. We shall express no opinion as to the laws of any state or jurisdiction other than Delaware to the extent relevant to matters of corporate law and applicable federal law, provided that to the extent we express an opinion with respect to the existence and qualifications of Seller and the Acquired Companies in other jurisdictions such opinions shall be based solely on certificates issued by the Secretary of State for such jurisdictions.

         11. Such further qualifications as are normally included in opinions for corporate transactions of this size, scope and materiality including appropriate general qualifications contained in the American Bar Association Accord.

B.       To be given by Seller's General Counsel:

         1. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (other than the filing of the UCC-3 termination statements with the applicable filing office), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, the execution and delivery of any Transaction Document by Seller and each Acquired Company which is a party thereto, and the performance by Seller and each such Acquired Company of their obligations thereunder.

         2. The execution, delivery and performance by Seller and each Acquired Company of the Transaction Documents to which it is a party, and compliance by Seller or any such Acquired Company with the terms and provisions thereof, will not (i) violate any provision of any existing law, statute, rule or regulation applicable to Seller or such Acquired Company, including, without limitation, any federal or state rule or regulation relating to Medicare certification or Medicaid certification of the Seller's or such Acquired Company's Business, or relating to any other healthcare regulatory matter, (ii) except for notices required under any provider agreements to effectively assign and transfer to Purchaser rights thereunder which will not be procured until after the Closing, result in any breach of, or constitute a default under, any instrument, document, or agreement by which Seller or such Acquired Company is bound, or under any law, ordinance, order, rule, regulation or other legal requirement or writ, injunction, order or decree applicable to Seller or such Acquired Company of any court or any governmental instrumentality or agency having jurisdiction over Seller or such Acquired Company, (iii) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Seller or such Acquired Company.

         3. Except as set forth on the Litigation Schedule to the Agreement, there is no litigation or other claim pending before any court or administrative or other governmental body, or overtly threatened, against Seller, any Acquired Company, the Business of Seller or any such Acquired Company, or any other properties of Seller. Neither Seller nor any Acquired Company is in violation with respect to any judgment, order, writ, injunction or decree, nor in violation of any law, rule or regulation of any court or federal, state municipal or other governmental entity or department.

         4. All necessary federal, state and local certificates, permits, licenses, consents and approvals, registrations and authorizations required by Seller or any Acquired Company to permit any such Acquired Company to conduct operations of the Business in all material respects have been obtained and are current and in full force and effect, including, without limitation, any certificates, permits, licenses, consents and approvals, registrations, authorizations, provider agreements and authorizations required to obtain reimbursement as a provider of services under Title XVIII and/or Title XIX of the Social Security Act, as applicable, and any other applicable Governmental Program under which any such Acquired Company participates as a provider, and any such Acquired Company operates its respective Business in compliance with all of such certificates, permits, licenses, consents, approvals, registrations, authorizations and agreements in all material respects. All notices, if any, required to be given by Seller or each such Acquired Company to any federal or state agency to notify such agency of the transactions contemplated by the Transaction Documents have been given in a timely manner. No certificate or determination of need, determination of non-reviewability or similar governmental approval or determination is necessary to operate the Business irrespective of whether the Business is owned by Seller or any such Acquired Company, Purchaser or any third party. No such certificate, permit, license, consent or approval, registration or authorization being assigned or transferred by Seller to Purchaser shall be suspended, expire or otherwise affect any of the Purchaser's rights thereunder as a result of such transfer or assignment to Purchaser.

         5. The Participating Companies are the only Acquired Companies eligible to receive payment under Medicare and Medicaid; (ii) each of the Participating Companies is a "provider" with valid and current provider agreements and provider numbers with each Government Program in which it participates; (ii) each of the Participating Companies is currently certified to participate in the Medicare program and the Medicaid program in each state in which its Business is currently being conducted; and (iii) each of Seller and the Acquired Companies, as applicable, has taken all actions required to be taken by it in connection with the consummation of the Transaction Documents to maintain such Medicare and Medicaid program certification. There are no claims, actions, investigations, payment reviews, or appeals pending or threatened against Seller or any Acquired Company by or before any governmental department, commission, board, bureau, agency or instrumentality, including, without limitation, the Centers for Medicare and Medicaid ("CMS"), or any intermediary or carrier, with respect to any Medicare or Medicaid claim or under any Fraud and Abuse Laws, including, but not limited to, decertification proceedings.

         6. There is neither (i) any claim, requirement, notice or demand of any licensing or certifying agency or accreditation body supervising or having authority over any of the Acquired Companies to remodel, rework or redesign any such Acquired Company, its professional staff or its professional services, procedures or practices in any material respect or to provide additional equipment or inventory or to otherwise take any action, including, without limitation, any action relating to compliance with any applicable life safety codes, so as to conform or to comply with any existing statute, ordinance, code, rule, regulation or standard, nor (ii) any violation or claim of any violation of any applicable federal, state or local statute, ordinance, code, rule or regulation or any requirement of any certifying agency or accreditation body.

         7. In reliance upon the representations and warranties of the Purchaser in the Transaction Documents, and solely as it relates to the sale of the Business to Purchaser, the execution and delivery of the Transaction Documents, and the performance by each of Seller and the Acquired Companies of the obligations thereunder, do not violate any Fraud and Abuse Laws, ordinances or orders of any court or federal, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, environmental protection laws and regulations, civil rights laws, fire codes, confidentiality laws, record and document maintenance laws, zoning ordinances, building, occupancy and use restrictions, and public and occupational health and safety codes).